Exhibit 10.34

EXECUTION COPY

STOCK PURCHASE AGREEMENT

between

ACE INA INTERNATIONAL HOLDINGS, LTD.

and

CENTURY INDEMNITY COMPANY,

Sellers,

and

RANDALL & QUILTER INVESTMENT HOLDINGS LIMITED,

Purchaser

Dated as of January 5, 2005

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TABLE OF CONTENTS

		Page
	ARTICLE I

	DEFINITIONS

1.1.	Definitions	2
1.2.	Cy Pres	12

	ARTICLE II

	SALE OF THE SHARES AND CLOSING

2.1.	Sale of the Shares of Common Stock	12
2.2.	Purchase Price	12
2.3.	Pre-Closing Transactions.	12
2.4.	Closing	13
2.5.	Purchase Price Adjustment.	14

	ARTICLE III

	REPRESENTATIONS AND WARRANTIES

3.1.	Representations and Warranties of Sellers	15
3.2.	Representations and Warranties of Purchaser	32

	ARTICLE IV

	CONDITIONS PRECEDENT

4.1.	Conditions to the Obligations of Purchaser and Sellers	35
4.2.	Conditions to Purchaser’s Obligations	36
4.3.	Conditions to the Sellers’ Obligations	37

	ARTICLE V

	COVENANTS

5.1.	Conduct of Business of the Acquired Companies	38
5.2.	Access and Information	39
5.3.	Filings and Authorizations	40
5.4.	Further Assurances	41
5.5.	Instruments	42

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5.6.	Additional Financial Statements and Disclosure Schedules	42
5.7.	Conduct of Run-Off	43
5.8.	Employee Matters.	43
5.9.	Use of Names and Marks	45
5.10.	Change in Tort Law	45
5.11.	Asbestos Trust Fund	46
5.12.	Management and Administration	46
5.13.	Transfer of R Account	47
5.14.	Transitional Services	47
5.15.	Further Assurances Regarding Software Licenses	47
5.16.	1792	47
5.17.	Reinsurance Recoverables on Paid Losses	48
5.18.	Disputes on Commutations and Terminations	48

	ARTICLE VI

	TAX MATTERS

6.1.	Tax Matters.	48

	ARTICLE VII

	TERMINATION
7.1.	Termination	54
7.2.	Effect of Termination	55
	ARTICLE VIII

	INDEMNIFICATION

8.1.	Survival of Representations and Warranties	56
8.2.	Limitations on Indemnification	56
8.3.	Indemnity	57
8.4.	Third Party Claims	58
8.5.	Exclusive Remedy, etc	59
	ARTICLE IX

	MISCELLANEOUS

9.1.	Notices	60
9.2.	Entire Agreement	61
9.3.	Expenses	61

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9.4.	Public Announcements	61
9.5.	Waiver	61
9.6.	Amendment	62
9.7.	No Third Party Beneficiary	62
9.8.	No Assignment; Binding Effect	62
9.9.	Interpretation.	62
9.10.	Invalid Provisions	63
9.11.	Counterparts	63
9.12.	Governing Law; Submission to Jurisdiction	63
9.13.	WAIVER OF JURY TRIAL	63

EXHIBITS

Exhibit A-1	-	Determination of Balance Sheets and Surpluses
Exhibit A-2	-	Illustrative Balance Sheet of AARe
Exhibit A-3	-	Illustrative Balance Sheet of BRUK
Exhibit A-4	-	Illustrative Balance Sheet of SANV
Exhibit B	-	Reserve Methodology
Exhibit C	-	The Umpire
Exhibit D	-	Form of BRUK Assignment Agreement
Exhibit E	-	Form of Acquired Company Assignment Agreement
Exhibit F	-	Heads of Terms for UK Servicing

SCHEDULES

Schedule A-1	-	Commuted Affiliate Reinsurance Agreements
Schedule A-2	-	Surviving Affiliate Reinsurance Agreements
Schedule B	-	Sellers’ Disclosure Schedules
Schedule C	-	List of Officers

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of January 5, 2005, is made by and among ACE INA International Holdings, Ltd. (“AII”), a Delaware corporation, Century Indemnity Company (“Century” and, together with AII, the “Sellers”), a Pennsylvania property and casualty insurance company, and Randall & Quilter Investment Holdings Limited (“Purchaser”), a company incorporated in England and Wales.

W I T N E S S E T H

WHEREAS, Century is the owner of all of the issued and outstanding capital stock of ACE American Reinsurance Company (“AARe”), a Pennsylvania property and casualty insurance company with 4,250 shares of common stock issued and outstanding, par value $2,000 per share (the “AARe Shares”); and

WHEREAS, Century and AARe are the owners of all the issued and outstanding capital stock of Brandywine Reinsurance Company S.A.N.V. (“SANV”), a Belgian insurance company with 16,500 ordinary shares issued and outstanding, no par value (the “SANV Shares”); and

WHEREAS, Century is the owner of 1 SANV Share (the “Century-Owned SANV Shares”) and AARe is the owner of 16,499 SANV Shares (the “AARe-Owned SANV Shares”); and

WHEREAS, AII is the owner of all of the issued and outstanding shares of Brandywine Reinsurance Company (UK) Ltd. (“BRUK”), a UK insurance company with 20,000,000 ordinary shares issued and outstanding, par value GBP 1 per share (the “BRUK Shares”, and together with the AARe Shares and the Century-Owned SANV Shares, the “Shares”); and

WHEREAS, Sellers desire to sell the Shares to Purchaser, and Purchaser desires to purchase the Shares from Sellers, upon the terms and conditions and for the consideration described below; and

WHEREAS, ACE INA Holdings Inc. has agreed to advance the amount of $100 million to Century for the purpose of augmenting Century’s policyholders’ surplus in anticipation of consummating the Transactions and to accept in return a surplus note issued by Century in the principal amount of $100 million, and anticipates seeking approval of the Pennsylvania Insurance Department for repayment in full of such surplus note upon the consummation of the Transactions;

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NOW, THEREFORE, in consideration of the foregoing and the mutual promises made herein and of the mutual benefits to be derived herefrom, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. The terms defined in this Article I, whenever used in this Agreement, have the following meanings for all purposes of this Agreement.

“AARe” has the meaning set forth in the Recitals of this Agreement.

“AARe-Owned SANV Shares” has the meaning set forth in the Recitals of this Agreement.

“AARe Purchase Price” has the meaning set forth in Section 2.2 of this Agreement.

“AARe Shares” has the meaning set forth in the Recitals of this Agreement.

“AARe ULAE” means $34.0 million.

“Accountants” has the meaning set forth in Section 2.5(c) of this Agreement.

“ACE” means ACE Limited.

“ACE INA Services” means ACE INA Services U.K. Limited.

“ACE P&C” means ACE Property and Casualty Insurance Company, an Affiliate of each of the Sellers.

“Acquired Company” means each of AARe, SANV and BRUK (and, except for purposes of Article II, The 1792 Company if it is not liquidated or merged into AARe prior to the Closing in accordance with Section 5.16), and references to “each Acquired Company owned by such Seller” and similar references mean AARe, SANV (and, if applicable, The 1792 Company) with respect to Century, and BRUK with respect to AII.

“Acquired Company Assignment Agreements” means the assignment agreements with respect to reinsurance recoverables relating to losses paid prior to the Closing, between Century and each of the Acquired Companies in substantially the form of Exhibit E.

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“Acquired Company Intellectual Property” means the Intellectual Property which is used by or on behalf of each Acquired Company in connection with its Operations.

“Acquired Liabilities” means the insurance and reinsurance liabilities of the Acquired Companies after giving effect to the commutations or novations of the Commuted Affiliate Reinsurance Agreements, as provided in Section 4.1.5.

“Actuarial Reports” means the Milliman Report and the Tillinghast Report.

“AEG” means ACE European Group Ltd.

“AEG Business” means the business described in the Heads of Agreement attached as Exhibit F as to be serviced pursuant to the New AEG Services Agreement.

“Affiliate” of a specified Person means a Person that (at the time when the determination is to be made) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person. As used in the foregoing sentence, the terms “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Agreements” has the meaning set forth in Section 3.1.8 of this Agreement.

“AII” has the meaning set forth in the Preamble of this Agreement.

“Ancillary Agreements” means the New AEG Services Agreement, the Acquired Company Assignment Agreements, and the BRUK Assignment Agreement and the Shared Retrocession Contract Protocol.

“BRUK” has the meaning set forth in the Recitals of this Agreement.

“BRUK Assignment Agreement” means an agreement providing for the collateral assignment by BRUK to AEG of the third party reinsurance in respect of the R Account, substantially in the form of Exhibit D.

“BRUK Guarantee” means the Deed of Guarantee by and among CIGNA Corporation, the ILU and ACE, dated August 18, 1999, pursuant to which ACE replaced CIGNA Corporation as the guarantor under two Guarantees (one dated December 23, 1987 and the other dated May 5, 1988) given by CIGNA Corporation to the ILU in respect of the obligations of BRUK.

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“BRUK Purchase Price” has the meaning set forth in Section 2.2 of this Agreement.

“BRUK Shares” has the meaning set forth in the Recitals of this Agreement.

“BRUK ULAE” means $16.0 million.

“Business Day” means a day of the year other than a Saturday, Sunday or any other day on which banks are required or authorized to close in New York City, London or Brussels.

“Century” has the meaning set forth in the Preamble of this Agreement.

“Century-Owned SANV Shares” has the meaning set forth in the Recitals of this Agreement.

“Change in Tort Law” has the meaning set forth in Section 5.10 of this Agreement.

“CIRC” means Century International Reinsurance Company Ltd.

“Closing” has the meaning set forth in Section 2.3(a) of this Agreement.

“Closing Balance Sheets” has the meaning set forth in Section 2.5(a) of this Agreement.

“Closing Date” means the date on which the Closing shall take place.

“Closing Payment” has the meaning set forth in Section 2.2 of this Agreement.

“Closing Total Surpluses” has the meaning set forth in Section 2.5(a) of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commuted Affiliate Reinsurance Agreements” means those reinsurance and retrocessional agreements set forth on Schedule A-1.

“Company Returns” has the meaning set forth in Section 3.1.12(a) of this Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b) of this Agreement.

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“Contract” means, in relation to any Acquired Company, any material contract to which such Acquired Company is a party, other than a contract for insurance, reinsurance or retrocession.

“Dedicated Employees” has the meaning set forth in Section 5.8(a)(i).

“Dollar” and “$” means U.S. dollars.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including any rules or regulations issued thereunder.

“Estimated Closing Balance Sheets” has the meaning set forth in Section 2.3(a) of this Agreement.

“Estimated Closing Total Surpluses” has the meaning set forth in Section 2.3(a) of this Agreement.

“Existing AEG Services Agreements” means the Services and Facilities Agreement, dated as of July 1, 1986, between ACE INA Services and AEG and the Services and Facilities Agreement, dated as of December 18, 1992, between ACE INA Services and ACE Insurance S.A.N.V., in each case as they may be amended, modified or supplemented.

“Financial Statements” has the meaning set forth in Section 3.1.5 of this Agreement.

“Fund Contribution” has the meaning set forth in Section 5.11 of this Agreement.

“GAAP” means with respect to any Person, the generally accepted accounting principles applicable to such Person in its own jurisdiction, consistently applied.

“GBP” means Pounds Sterling.

“Group Relief” means the system of group relief in Chapter IV of Part X of the UK Income and Corporation Taxes Act 1988 by which losses can be surrendered between members of the same group of companies for UK tax purposes.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder.

“ILU” means the Institute of London Underwriters or any successor in title to, or to the business of, the Institute of London Underwriters.

“INA” means Insurance Company of North America, an Affiliate of each of the Sellers.

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“Income Taxes” means all Taxes computed in whole or in part based on or by reference to net income, profits or gains (including capital gains), including any alternative, minimum or accumulated earnings or personal holding company Tax.

“Indemnifiable Losses” has the meaning set forth in Section 8.2(a) of this Agreement.

“Intellectual Property” means all patents and applications, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof; trademarks, service marks, trade names, trade dress, domain names, logos, business and product names, slogans, and registrations and applications for registration or renewal thereof; copyrights and registrations or renewals thereof; Software, inventions, processes, designs, formulae, trade secrets, know-how; all other intellectual property rights; and copies and tangible embodiments thereof (in whatever form or medium, including electronic media).

“Invested Assets” means cash, Securities and accrued investment income.

“IRS” means the United States Internal Revenue Service.

“Lien” means any lien, pledge, charge, security interest, title retention agreement, or other encumbrance or adverse claim of any kind.

“Marked Materials” has the meaning given in Section 5.9(b).

“Material Adverse Effect” means any event or occurrence that, individually or together with any other event or occurrence, has, or would be reasonably likely to have, a material adverse effect on business, assets, liabilities, financial condition or results of operations of the Acquired Companies taken as a whole, or that would materially interfere with or delay the consummation of the Transactions, but shall in all cases exclude any effect from general economic conditions.

“Milliman” means Milliman, Inc.

“Milliman Report” means the actuarial report of Milliman dated November 30, 2004 issued in respect of the liabilities or reserves of BRUK at December 31, 2003.

“MOU” means the Memorandum of Understanding, dated as of February 16, 2004, as supplemented as of February 9, 2004, between Century and NICO concerning claims handling services to be provided by Resolute in connection with the NICO Agreement.

“New AEG Services Agreement” means an agreement to be entered into at the Closing between the Purchaser (or an Affiliate of the Purchaser reasonably acceptable to the Sellers) and AEG with respect to the servicing following the Closing of the AEG

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Business, to be mutually agreed by the Purchaser and the Sellers in accordance with the Heads of Terms set forth in Exhibit F, to have an initial term of three years and cover only the servicing of the AEG Business, and not any other books of business that are the subject of the Existing AEG Services Agreement.

“New BRUK Share” has the meaning set forth in Section 2.4(b).

“NICO” means National Indemnity Company.

“NICO Agreement” means the Reinsurance Agreement, dated as of July 2, 1999, by and between Century and NICO.

“Operations” means, with respect to an Acquired Company, the run-off insurance and reinsurance business in respect of the Acquired Liabilities of such Acquired Company.

“Part VII Transfer” has the meaning set forth in section 5.13.

“Permitted Liens” has the meaning set forth in Section 3.1.14.

“Person” means any individual, firm, partnership, association, corporation, trust, public body, government or other entity.

“Preference A Share” means the Class A Preference Share of $0.01 in the capital of the Purchaser to be issued to Century at the Closing and carrying the right (but, except as provided in this Agreement, only the right) to receive by way of distribution or on redemption (to the extent lawful in either case) an amount (subject to a maximum of $5 million) equal to 50% of any sums received by the Purchaser, any of its Affiliates or any Person acting on its or their behalf (net of any Tax payable thereon) in respect of the capital stock or surplus of AARe, whether such sums are received as a dividend, return of capital or other distribution on the capital stock of AARe (but not, for the avoidance of doubt, sums received by the Purchaser in respect of service fees, group relief payments or other commercial intercompany charges) or as payment by a third party in consideration for its acquisition of any portion of the equity interest in AARe. (For the avoidance of doubt, the issue or disposal of shares in the Purchaser or in any Affiliate of the Purchaser other than the Acquired Companies (or any of their direct or indirect parents that hold no material assets other than investments in any of the Acquired Companies) shall not trigger any right in the holder of the Preference A Share to receive payment as set forth above.) The Preference A Share shall carry no other rights or entitlements whatsoever and shall be nontransferable and nonassignable. Upon satisfaction in full of the rights of the holder of the Preference A Share as set forth above, the holder of the Preference A Share shall contribute the Preference A Share to the Purchaser for nil consideration. The right of the holder of the Preference A Share to receive payment shall be preferential and cumulative, and shall include the right to receive any cumulated distributions on a

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preferential basis upon the winding-up of AARe, and any distribution may be discharged by payments from any assets of AARe. Unless mutually agreed by the parties, the Preference A Share shall not be redeemed by the Purchaser until its payment obligations with respect thereto have been satisfied in full.

“Preference B Share” means the Class B Preference Share of $0.01 in the capital of the Purchaser to be issued to AII at the Closing and carrying the right (but, except as provided in this Agreement, only the right) to receive by way of distribution or on redemption (to the extent lawful in either case) an amount (subject to a maximum of $10 million) equal to 50% of any sums received by the Purchaser, any of its Affiliates or any Person acting on its or their behalf (net of any Tax payable thereon) in respect of the capital stock or surplus of BRUK, whether such sums are received as a dividend, return of capital or other distribution on the capital stock of BRUK (but not, for the avoidance of doubt, sums received by the Purchaser in respect of service fees, group relief payments or other commercial intercompany charges) or as payment by a third party in consideration for its acquisition of any portion of the equity interest in BRUK. (For the avoidance of doubt, the issue or disposal of shares in the Purchaser or in any Affiliate of the Purchaser other than the Acquired Companies (or any of their direct or indirect parents that hold no material assets other than investments in any of the Acquired Companies) shall not trigger any right in the holder of the Preference B Share to receive payment as set forth above.) The Preference B Share shall carry no other rights or entitlements whatsoever and shall be nontransferable and nonassignable. Upon satisfaction in full of the rights of the holder of the Preference B Share as set forth above, the holder of the Preference B Share shall contribute the Preference B Share to the Purchaser for nil consideration. The right of the holder of the Preference B Share to receive payment shall be preferential and cumulative, and shall include the right to receive any cumulated distributions on a preferential basis upon the winding-up of BRUK, and any distribution may be discharged by payments from any assets of BRUK. Unless mutually agreed by the parties, the Preference B Share shall not be redeemed by the Purchaser until its payment obligations with respect thereto have been satisfied in full.

“Purchase Price” means, collectively, the AARe Purchase Price, the BRUK Purchase Price and the SANV Purchase Price.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser’s Consents” has the meaning set forth in Section 3.2.3 of this Agreement.

“Purchaser’s Contribution” means $2.5 million.

“Purchaser’s Financial Statements” has the meaning set forth in Section 3.2.8.

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“Quarterly Statements” has the meaning set forth in Section 3.1.5(a) of this Agreement.

“R Account” means the ILU business fronted by AEG for BRUK during the period 1977 through 1988.

“R Account Benefits” has the meaning set foth in Section 5.13.

“Related Transaction” means the collateral assignment by Century to certain of its Affiliates of certain of its rights under the NICO Agreement.

“Relevant Regulatory Authority” means the Pennsylvania Insurance Department with respect to AARe and the Financial Services Authority of the UK with respect to BRUK.

“Reserves” means, with respect to each Acquired Company, the insurance and reinsurance loss and allocated loss adjustment expense liabilities (net of third party reinsurance on unpaid losses, whether or not collectible), increased by a provision for uncollectible reinsurance on unpaid losses, with regard to the Acquired Liabilities of such Acquired Company. The methodology for determining the Reserves of each Acquired Company is set forth in Exhibit B.

“Residual Employees” means all employees (including any such employee who claims to have transferred to the employment of Purchaser or any Affiliate of Purchaser by virtue of TUPE or otherwise as a result of the Transactions) of any Seller or any of their respective Affiliates (including the Acquired Companies), other than the Transferring Employees.

“Resolute” means Resolute Management Inc.

“Responsible Officer” shall mean, with respect to any party, the Chairman, President, Chief Executive Officer, Chief Financial Officer or Senior Vice President of such party.

“Returns” has the meaning set forth in Section 3.1.12(a) of this Agreement.

“SANV” has the meaning set forth in the Recitals of this Agreement.

“SANV Financial Statements” has the meaning set forth in Section 3.1.5 of this Agreement.

“SANV Purchase Price” has the meaning set forth in Section 2.2 of this Agreement.

“SANV Shares” has the meaning set forth in the Recitals of this Agreement.

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“SANV ULAE” means $5.0 million.

“SAP” means with respect to any annual statements and other financial reports of an Acquired Company, the statutory accounting practices prescribed or permitted for such Acquired Company in its own jurisdiction, for the preparation of such annual statements and other financial reports, if applicable.

“Security” means fixed income securities having a credit rating of A or higher from Standard & Poor’s or an equivalent credit rating from another nationally recognized credit rating agency.

“Sellers” (or a “Seller” where the context requires it) has the meaning set forth in the Preamble of this Agreement.

“Sellers’ Consents” has the meaning set forth in Section 3.1.4 of this Agreement.

“Seller Consolidated Group” has the meaning set forth in Section 3.1.12(c) of this Agreement.

“Sellers’ Disclosure Schedules” means the disclosure schedules attached as Schedule B.

“Seller Marks” has the meaning set forth in Section 5.9 of this Agreement.

“Shared Retrocession Contract Protocol” means a protocol to be entered into among the Acquired Companies and Affiliates of ACE with respect to the shared retrocession contracts to which they are parties, in a form mutually agreed by the Purchaser and the Sellers and containing terms and conditions consistent with past practice.

“Shares” has the meaning set forth in the Recitals of this Agreement.

“Software” means all computer software, including but not limited to, application software and system software, including all source code and object code versions thereof, in any and all forms and media, whether recorded on paper, magnetic media or other electronic or nonelectronic media (including related documentation, user manuals, training materials, flow charts, diagrams, descriptive tests and programs, computer print-outs, underlying tapes, computer databases and similar items), integrated circuits, embedded systems, and other electromechanical or processor based systems.

“Statutory Statements” has the meaning set forth in Section 3.1.5(a) of this Agreement.

“Surviving Affiliate Reinsurance Agreements” means those reinsurance and retrocessional agreements set forth on Schedule A-2.

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“Straddle Return” has the meaning set forth in Section 6.1.2(a) of this Agreement.

“Taxes” (or “Tax,” where the context requires) means all federal, state, local, foreign and other income, profits, franchise, gross receipts, capital, sales, use, value added, ad valorem, transfer, employment, social security, disability, health insurance, occupation, property, severance, production, premium, payroll, real and personal property, stamp, unemployment insurance, social security, disability, workers compensation, withholding, excise and other taxes, duties and other similar governmental charges and assessments which are in the nature of a tax (including interest and penalties thereon and additions thereto).

“Tax Dispute Accountants” has the meaning set forth in Section 6.1.9 of this Agreement.

“Tax Dispute Resolution Mechanism” has the meaning set forth in Section 6.1.9 of this Agreement.

“Tillinghast” means Tillinghast, a Towers Perrin Company.

“Tillinghast Allocation Methodology” means the methodology developed by Sellers and validated by Tillinghast for determining the portion of the Reserves of AARe related to the Acquired Liabilities of AARe.

“Tillinghast Report” means the actuarial report of Tillinghast to be issued in respect of the reserves of Century and certain of its subsidiaries at December 31, 2003, but only insofar as such actuarial report addresses the liabilities or reserves of AARe.

“to the knowledge of” and any similar phrases or corollaries means, with respect to a Seller, the actual knowledge, after due inquiry, of those officers of such Seller set forth next to such Seller’s name on Schedule C attached hereto and, with respect to the Purchaser, the actual knowledge, after due inquiry, of those officers set forth next to Purchaser’s name on Schedule C attached hereto.

“Transactions” means the sale and purchase of the Shares and all other transactions contemplated by this Agreement or any Ancillary Agreement.

“Transferring Employees” has the meaning set forth in Section 5.8(a)(ii).

“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended), which is a Law of the United Kingdom.

“ULAE” means, with respect to an Acquired Company, the unallocated loss adjustment expense of such Acquired Company.

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“Vendor Contracts” means any Software licenses included in the Acquired Company Intellectual Property and any other third party contracts for office equipment used in the operations of the Acquired Companies.

1.2. Cy Pres. References to any US legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction outside of the US be deemed to include what most nearly approximates in that jurisdiction to the US legal term.

ARTICLE II

SALE OF THE SHARES AND CLOSING

2.1. Sale of the Shares of Common Stock. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants contained herein, at the Closing provided for in Section 2.3, Century will sell, and Purchaser will purchase, the AARe Shares and the Century-Owned SANV Shares, and AII will sell, and Purchaser will purchase, the BRUK Shares, in each case free and clear of all Liens in exchange for the Purchase Price.

2.2. Purchase Price. The purchase price for the AARe Shares shall be $1.00 plus the issuance of the Preference A Share (the “AARe Purchase Price”), the purchase price for the Century-Owned SANV Shares shall be $1.00 (the “SANV Purchase Price”) and the purchase price for the BRUK Shares shall be $1.00 plus the issuance of the Preference B Share (the “BRUK Purchase Price”). The cash portion of the Purchase Price shall be payable in cash at the Closing (as hereinafter defined).

2.3. Pre-Closing Transactions.

(a) At least three and not more than five Business Days prior to the Closing and, in any event, after consultation with (but not necessarily with the approval of) Purchaser and Purchaser’s accountants, Littlejohn Frazer, Sellers shall (i) prepare in good faith, in accordance with the principles, procedures and practices set forth on Exhibit A-1 and, to the extent not inconsistent therewith, with SAP applied on a consistent basis, and (ii) deliver to Purchaser Sellers’ estimate of the projected balance sheets of the Acquired Companies as of the then scheduled Closing Date, after giving effect to the Purchaser’s Contribution and all other transactions taking place on the Closing Date pursuant to this Agreement (the “Estimated Closing Balance Sheets”), together with Sellers’ estimate of the total assets less total liabilities of the Acquired Companies as of the Closing (the “Estimated Closing Total Surpluses”), as the same is set forth on the Estimated Closing Balance Sheets. The Estimated Closing Total Balance Sheets and the Estimated Closing Total Surpluses shall include Special Asset line items in the amounts of $2.5 million for AA Re, $2 million for BRUK and $0.5 million for SANV, in each case, in the assets of the Acquired Companies in accordance with Exhibit A-1.

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(b) If the Estimated Closing Total Surpluses, as established pursuant to Section 2.3(a) hereof, are less than (i) $25,000,000 for AARe (including AARe’s investment in SANV), (ii) $22,500,000 for BRUK and (iii) $5,000,000 for SANV, Sellers shall, prior to the Closing, make capital contributions to the Acquired Companies in the amounts necessary to increase the Estimated Closing Total Surpluses to those set out in sub-clauses (i), (ii) and (iii) of this Section 2.3(b).

2.4. Closing. (a) The closing of the sale and purchase of the Shares (the “Closing”) will take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York at 10:00 A.M., New York time, no later than the 12th Business Day after the fulfillment or waiver of the conditions precedent specified in Article IV (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or on such other day as shall be agreed by the parties.

(b) At the Closing:

(i) Century shall transfer to Purchaser (or to a nominee of Purchaser notified in writing to the Sellers at least two Business Days prior to the Closing that is an Affiliate of Purchaser approved by any Relevant Regulatory Authority), free and clear of all Liens, the AARe Shares and the Century-Owned SANV Shares, and AII shall transfer to Purchaser (or to a nominee of Purchaser notified in writing to the Sellers at least two Business Days prior to the Closing that is an Affiliate of Purchaser approved by any Relevant Regulatory Authority), free and clear of all Liens, the BRUK Shares, in each case, with the share certificates duly endorsed for transfer or accompanied by duly executed stock powers (or, in the case of BRUK, duly executed stock transfer forms) in favor of Purchaser (or a nominee of the Purchaser notified in writing to the Sellers at least two Business Days prior to the Closing that is an Affiliate of the Purchaser approved by any Relevant Regulatory Authority) with all necessary stock transfer tax stamps affixed thereto;

(ii) Purchaser shall pay to Century the cash portion of the AARe Purchase Price and the SANV Purchase Price, and shall pay to AII the cash portion of the BRUK Purchase Price, in cash at the Closing;

(iii) Purchaser shall pay the Purchaser’s Contribution to BRUK in exchange for the issuance of one ordinary share, par value 1 GBP, of BRUK (the “New BRUK Share”);

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(iv) Purchaser shall issue the Preference A Share to Century and the Preference B Share to AII; and

(v) BRUK shall issue the New BRUK Share to the Purchaser.

2.5. Purchase Price Adjustment.

(a) Within 60 days after the Closing, Sellers and Purchaser will use their reasonable best efforts to prepare revised balance sheets of the Acquired Companies as of the Closing Date, which balance sheets will adjust all of the line items on the Estimated Closing Balance Sheets to reflect the actual amount thereof as of 12:01 a.m. New York time on the Closing Date, after giving effect to the Purchaser’s Contribution, any Seller capital contributions to the Acquired Companies pursuant to Section 2.3(b) and all other transactions taking place on the Closing Date pursuant to this Agreement. Such revised balance sheets of the Acquired Companies shall be prepared in accordance with the principles, procedures and practices set forth on Exhibit A-1 and, to the extent not inconsistent therewith, with SAP applied on a consistent basis, except that the Closing Balance Sheets shall be prepared and the Closing Total Surpluses shall be calculated without including any Special Asset or like item. The balance sheets prepared by Sellers and Purchaser pursuant to this Section 2.5(a) (or, if the parties are unable to agree on such balance sheet, as it is prepared or otherwise adjusted by the Accountants pursuant to Section 2.5(b)), shall be referred to herein as the “Closing Balance Sheets” and the total assets less total liabilities of the Acquired Companies as reflected on such Closing Balance Sheets shall be referred to herein as the “Closing Total Surpluses.”

(b) If Sellers and Purchaser are unable to agree on all or any portion of the Closing Balance Sheets or the resulting Closing Total Surpluses within 60 days following the Closing, then upon the request of either Sellers or Purchaser, Deloitte & Touche LLP (or another nationally recognized independent accounting firm mutually agreed by the parties) (the “Accountants”) shall be retained to prepare such Closing Balance Sheets or to resolve the issues in dispute, as the case may be, in each case in accordance with the principles, procedures and practices set forth on Exhibit A-1 and, to the extent not inconsistent therewith, with SAP applied on a consistent basis. Sellers and Purchaser shall furnish, or cause to be furnished, to the Accountants all information as the Accountants shall request for purposes of making this determination. Sellers and Purchaser shall use their reasonable best efforts to cause the Accountants to act promptly to resolve the issues in dispute. The determination by the Accountants shall be delivered simultaneously to Sellers and Purchaser and shall be final, binding and conclusive on both Sellers and Purchaser for all purposes of this Agreement and the fees and expenses of the Accountants shall be borne equally by Sellers and Purchaser.

(c) If, after the finalization of the Closing Balance Sheets pursuant to Section 2.5(a) or 2.5(b) of this Agreement, as the case may be, the Closing Total Surpluses are not in the amounts set out in Section 2.3(b) (i) (ii) and (iii), then, except in

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the case of manifest error, the variance between the Closing Total Surpluses and those amounts shall constitute a “Purchase Price Adjustment.” If the Closing Total Surpluses are less than such amounts, then within five Business Days after such determination, Sellers shall pay to the Acquired Companies the Purchase Price Adjustment plus interest thereon at the rate of 5% per annum, from the Closing Date to the date of payment. If the Closing Total Surpluses are greater than such amounts, then within five Business Days after such determination, the Purchaser shall pay to (or cause to be paid to) Sellers the Purchase Price Adjustment plus interest thereon at the rate of 5% per annum, from the Closing Date to the date of payment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of Sellers. Each Seller represents and warrants to Purchaser as follows:

3.1.1. Organization, Authority, Standing, etc. of the Companies. Each Acquired Company is an insurance company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Except as set forth on Sellers’ Disclosure Schedule 3.1.1, each Acquired Company has all requisite power and authority to carry on its business as presently conducted and to own or lease and to operate its properties. Except as set forth on Sellers’ Disclosure Schedule 3.1.1, each Acquired Company is duly qualified and in good standing to do business in every jurisdiction in which such qualification is necessary because of the nature of the property owned, leased or operated by it or the nature of the business conducted by it. Except as set forth on Sellers’ Disclosure Schedule 3.1.1, no Acquired Company is transacting any insurance or reinsurance business in any state or jurisdiction requiring a license or qualification therefor in which it is not so licensed or qualified. No governmental, regulatory, or other body in any jurisdiction has claimed in a writing received by any Acquired Company or by any Seller that any Acquired Company is required to be qualified or licensed therein.

3.1.2. Shares.

(a) AARe Shares.

(i) The authorized capital stock of AARe consists of 10,000 shares of common stock, par value $2,000 per share, of which 4,250 shares are issued and outstanding. Each of the AARe Shares has been duly authorized and validly issued and is fully paid, non-assessable and free of preemptive rights. No subscriptions, options, warrants, calls or rights of any kind to purchase or

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otherwise acquire, and no securities convertible into, or exchangeable for, capital stock of AARe are outstanding, no authorization therefor has been given and there are no agreements or commitments obligating AARe to issue, sell or acquire any shares of its capital stock or any rights with respect thereto, and no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any shares of AARe’s capital stock either pursuant to any agreement or arrangement with AARe or pursuant to any agreement or arrangement with any other Person.

(ii) Century is the lawful record and beneficial owner of the AARe Shares, free and clear of any Liens. Upon the delivery to Purchaser of the certificates representing the AARe Shares, duly endorsed for transfer or accompanied by stock powers in favor of Purchaser, and upon payment by Purchaser of the AARe Purchase Price at the Closing, as provided for in this Agreement, Purchaser will acquire good and valid legal and beneficial title to the AARe Shares, free and clear of any Liens, except for any Liens created by Purchaser.

(b) SANV Shares.

(i) The authorized capital stock of SANV consists of 16,500 ordinary shares, no par value, of which 16,500 shares are issued and outstanding. Each of the SANV Shares has been duly authorized and validly issued and is fully paid, non-assessable and free of preemptive rights. No subscriptions, options, warrants, calls or rights of any kind to purchase or otherwise acquire, and no securities convertible into, or exchangeable for, capital stock of SANV are outstanding, no authorization therefor has been given and there are no agreements or commitments obligating SANV to issue, sell or acquire any shares of its capital stock or any rights with respect thereto, and no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any shares of SANV’s capital stock either pursuant to any agreement or arrangement with SANV or pursuant to any agreement or arrangement with any other Person.

(ii) Century is the lawful record and beneficial owner of the Century-Owned SANV Shares, and AARe is the lawful record and beneficial owner of the AARe-Owned SANV Shares, in each case, free and clear of any Liens. Upon the delivery to Purchaser of the certificates representing the Century-Owned SANV Shares, duly endorsed for transfer or accompanied by stock powers in favor of Purchaser, and payment by Purchaser of the SANV Purchase Price at the Closing, as provided for in this Agreement, Purchaser will acquire good and valid legal and beneficial title to the Century-Owned SANV Shares, free and clear of any Liens, except for any Liens created by Purchaser.

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(c) BRUK Shares.

(i) The authorized capital stock of BRUK consists of 20,000,000 shares of BRUK common stock, par value GBP 1 per share, of which 20,000,000 shares are issued and outstanding. Each of the BRUK Shares has been duly authorized and validly issued and is fully paid, non-assessable and free of preemptive rights. No subscriptions, options, warrants, calls or rights of any kind to purchase or otherwise acquire, and no securities convertible into, or exchangeable for, capital stock of BRUK are outstanding, no authorization therefor has been given and there are no agreements or commitments obligating BRUK to issue, sell or acquire any shares of its capital stock or any rights with respect thereto, and no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any shares of BRUK’s capital stock either pursuant to any agreement or arrangement with BRUK or pursuant to any agreement or arrangement with any other Person.

(ii) AII is the lawful record and beneficial owner of the BRUK Shares, free and clear of any Liens. Upon the delivery to Purchaser of the certificates representing the BRUK Shares, accompanied by a duly executed stock transfer form in respect of the BRUK Shares in favor of Purchaser, and payment by Purchaser of the BRUK Purchase Price at the Closing, as provided for in this Agreement, Purchaser will be entitled to be registered with good and valid legal and beneficial title to the BRUK Shares, free and clear of any Liens, except for any Liens created by Purchaser.

3.1.3. Organization and Standing of Sellers; Authority for Agreement. (a) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which each Seller is a party, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each Ancillary Agreement to be executed and delivered by the Sellers and each Acquired Company, as the case may be, and the consummation of all Transactions contemplated to be consummated by the Sellers and each Acquired Company, have been duly authorized by all necessary corporate action on the part of each Seller and each Acquired Company, including the consent of all stockholders to the extent required, and no further corporate or other action on the part of any Seller or Acquired Company, as the case may be, is necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by each Seller and constitutes, and each of the Ancillary Agreements to be executed and delivered by each Seller or any Acquired Company, as the case may be, when so executed and delivered will constitute, the valid and legally binding obligation of each Seller and each

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Acquired Company, as the case may be, enforceable against each Seller and each Acquired Company, as the case may be, in accordance with their respective terms, subject, in each case, to applicable bankruptcy, rehabilitation, insolvency, liquidation, moratorium and similar laws relating to or affecting the rights of creditors generally, and general principles of equity, now or hereafter in effect.

(b) Neither the execution and delivery of this Agreement or the Ancillary Agreements to be executed and delivered by the Sellers or any Acquired Company, as the case may be, nor the consummation of the Transactions contemplated to be consummated by the Sellers or any Acquired Company, will (i) conflict with, result in a breach or violation of or constitute a default under the charter or by-laws of any Seller or Acquired Company, as the case may be, or (ii) assuming all regulatory and governmental approvals sought by the parties hereunder have been obtained, including all of those that are required to be obtained by each Seller, conflict in any respect with, result in a breach of or constitute a default under any court or administrative order or process, judgment, decree, statute, law, ordinance, rule or regulation or any agreement, license, binding arrangement or commitment to which any Seller or Acquired Company, as the case may be, is a party or by which any of them is subject or bound, (iii) result in the creation of, or give any Person the right to create, any Lien, other than Permitted Liens, upon the property and assets of any Acquired Company or any Lien upon any of the Shares of any Acquired Company, or (iv) assuming all Sellers’ Consents and Purchaser’s Consents have been obtained, other than in respect of Vendor Contracts, violate the terms and conditions of or result in the loss or suspension of, any license or other legal or contractual right enjoyed by any Acquired Company.

3.1.4. Sellers’ Consents. Assuming the accuracy of the representations and warranties set forth in Section 3.2.5, other than in respect of Vendor Contracts, no consent, license, approval, order or authorization of, or registration, declaration or filing with, any third party or any governmental authority, agency, bureau or commission is required to be obtained or made by any of the Sellers or any Acquired Company in connection with the execution, delivery, performance, validity, and enforceability of this Agreement or any Ancillary Agreement to which any Seller or Acquired Company is a party, the sale of the Shares of any Acquired Company or the consummation of any of the other Transactions contemplated hereunder or under any such Ancillary Agreement, except for the following consents and approvals (the “Sellers’ Consents”): (i) the filings to be made with, and approvals to be obtained from, the Relevant Regulatory Authority of such Acquired Company or other state insurance departments with respect to the transfer of control of such Acquired Company, (ii) the filings to be made with, and approvals to be obtained from, the Relevant Regulatory Authority of such Acquired Company or other state insurance departments with respect to the

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commutations or novations of the Commuted Affiliate Reinsurance Agreements, (iii) the filings to be made and the expiration or termination of all applicable waiting periods under the HSR Act or other applicable competition laws, (iv) the other consents, including without limitation any third-party consents, set forth on Sellers’ Disclosure Schedule 3.1.4 hereof and (v) the registrations, declarations or filings required to be made by each Seller subsequent to the Closing not entailing any requirement of consent, license, approval, order or authorization on the part of any governmental entity or third party.

3.1.5. Financial Statements. (a) Sellers have delivered to Purchaser complete and correct copies of (i) the annual statements of AARe and the audited financial statements of AARe, in each case as filed with the Pennsylvania Department of Insurance for the years ended December 31, 2001, 2002 and 2003 (the “AARe Financial Statements”), (ii) the quarterly statements of AARe for the periods ended March 31, June 30, and September 30, 2004 filed with the Pennsylvania Department of Insurance, (iii) the audited annual statements of SANV (originally prepared in French, but translated into English) for the years ended December 31, 2001, 2002 and 2003 (the “SANV Financial Statements”), and (iv) the annual statements of BRUK and the audited financial statements of BRUK, in each case as filed with the Financial Services Authority of the UK or the UK Registrar of Companies, as the case may be, for the years ended December 31, 2001, 2002 and 2003 (the “BRUK Financial Statements”). All the financial statements referred to in the preceding sentence are defined collectively as the “Financial Statements”.

(b) The AARe Financial Statements have been, and any additional financial statements of AARe furnished to the Purchaser pursuant to Section 5.6 of this Agreement will be, prepared in accordance with SAP, applied on a consistent basis, except as expressly set forth or disclosed in the notes, exhibits or schedules thereto or as required by changes in accounting conventions by the Pennsylvania Department of Insurance. The AARe Financial Statements have been, and any additional financial statements of AARe furnished to the Purchaser pursuant to Section 5.6 of this Agreement will be, prepared in accordance with the books and records of AARe and fairly present or will fairly present, as the case may be, in all material respects the statutory financial condition of AARe as at the dates thereof and the statutory results of its operations, and statements of cash flow, in accordance with accounting practices prescribed or permitted by the Pennsylvania Department of Insurance. No material deficiency has been communicated either orally or in writing to AARe with respect to the AARe Financial Statements by the Pennsylvania Department of Insurance which was not resolved prior to the date of this Agreement.

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(c) The BRUK Financial Statements have been, and any additional financial statements of BRUK furnished to the Purchaser pursuant to Section 5.6 of this Agreement will be, prepared in accordance with UK GAAP, applied on a consistent basis, except as expressly set forth or disclosed in the notes, exhibits or schedules thereto or as required by changes in accounting conventions applicable in the UK. The BRUK Financial Statements have been, and any additional financial statements of BRUK furnished to the Purchaser pursuant to Section 5.6 of this Agreement will be, prepared in accordance with the books and records of BRUK and show or will show, as the case may be, a true and fair view, in accordance with UK GAAP of the state of affairs of BRUK as at the relevant accounts date and of the results of BRUK for the accounting period ended on the relevant accounts date. No material deficiency has been communicated either orally or in writing to BRUK with respect to the BRUK Financial Statements by the UK Financial Services Authority which was not resolved prior to the date of this Agreement.

(d) The SANV Financial Statements have been, and any additional financial statements of SANV furnished to the Purchaser pursuant to Section 5.6 of this Agreement will be, prepared in accordance with the Law of 17th July 1975 and relevant Royal Decrees together with Belgian GAAP. The accounts have been or will be, as the case may be, audited in accordance with practices prescribed or permitted by Belgian auditing standards, as issued by the Belgian Institute of Auditors, and all such applicable auditing standards have been or will be, as the case may be, applied on a consistent basis, except as expressly set forth or disclosed in the notes, exhibits or schedules thereto or as required by changes in accounting conventions or Belgian auditing standards by the Belgian Institute of Auditors. The SANV Financial Statements have been, and any additional financial statements of SANV furnished to the Purchaser pursuant to Section 5.6 of this Agreement will be, prepared in accordance with the books and records of SANV and fairly present or will fairly present, as the case may be, in all material respects the financial condition of SANV as at the dates thereof and the results of its operations, and statements of cash flow, in accordance with Belgian auditing standards, as issued by the Belgian Institute of Auditors.

(e) Notwithstanding the foregoing or any other provision of this Agreement, including, but not limited to, Section 3.1.6 hereof, Purchaser agrees that, except for the representation and warranty set forth in Section 3.1.7, no Seller makes any representation or warranty whatsoever, and shall provide no indemnity, guarantee or incur any liability with respect to, the Reserves, or the development or adequacy thereof, or the collectibility of ceded reinsurance agreements, with respect to the insurance or reinsurance liabilities of any Acquired Company, other than pursuant to a breach of the representation and warranty in Section 3.1.7.

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(f) Either (i) The 1792 Company will be liquidated or merged into AARe prior to the Closing or (ii) The 1792 Company shall have no net liabilities on a SAP basis at the Closing.

3.1.6. Absence of Undisclosed Liabilities. Except for liabilities specifically reflected as to nature and amount in the Financial Statements, including the notes, exhibits or schedules thereto, or liabilities incurred in the ordinary course of business since the most recent date of the respective Financial Statements, no Acquired Company has any liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, which would have a Material Adverse Effect. AARe has no liabilities arising out of or in connection with its partnership interest in LPD Associates.

3.1.7. Litigation. There is no judicial, administrative or regulatory action, proceeding, investigation, inquiry, claim (other than any insurance or reinsurance claim in the ordinary course of business consistent with past practice), administrative charge or complaint pending or, to the knowledge of Sellers, threatened (or any material basis therefor is known to Sellers or the Acquired Companies) against any Acquired Company that (i) would have, singly or in the aggregate, a Material Adverse Effect or (ii) questions the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken by any Acquired Company pursuant hereto or thereto, or that questions the consummation of any of the Transactions or declares or proposes to declare the same unlawful. No Acquired Company has been charged with, nor to the knowledge of Sellers, been threatened with, any charges involving any violations of any provisions of any applicable laws, regulations, ordinances, orders or administrative rulings, which violations would have a Material Adverse Effect. No Acquired Company is in default with respect to any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which default would have a Material Adverse Effect.

3.1.8. Contracts. (a) Sellers’ Disclosure Schedule 3.1.8(a)(i) contains a complete and correct list as of the date of this Agreement of all material agreements, contracts and commitments (other than insurance contracts or reinsurance or retrocession agreements entered into by any Acquired Company relating to such Acquired Company’s Operations and any contracts relating to Acquired Company Intellectual Property) to which such Acquired Company is a party or by which such Acquired Company or any of its properties are bound, which (A) require the payment or receipt after the Closing Date of amounts in excess of $100,000, (B) require performance by any party thereto more than one year from the date hereof, or (C) are between any Acquired Company on the one hand and any Seller or any Affiliate of any Seller on the other hand (the

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agreements, contracts and commitments described in this clause (c), the “Affiliate Agreements”). Sellers’ Disclosure Schedule 3.1.8(a)(ii) contains a complete and correct list as of the date of this Agreement of all agreements between any Acquired Company and any Affiliate thereof providing for reinsurance, insurance or the assumption of any insurance business that are currently in force and effect, other than any such agreements entered into by an Acquired Company in the ordinary course of business on an arm’s length basis.

(b) As of the Closing, the Acquired Companies’ interests in the Affiliate Agreements will have been terminated without any condition or term adverse to any Acquired Company. Subject to confidentiality restrictions, Sellers have furnished or made available to Purchaser, or will make available to Purchaser within four weeks of the date hereof, complete and correct copies of all written agreements, contracts and commitments listed on Sellers’ Disclosure Schedules 3.1.8(a)(i) and 3.1.8(a)(ii) (together with all amendments thereto), and accurate descriptions of all oral agreements and commitments listed on Sellers’ Disclosure Schedules 3.1.8(a)(i) and 3.1.8(a)(ii), all of which are valid, legal and binding in accordance with their respective terms, and no Acquired Company is, nor to the knowledge of Sellers, is any other party, in material breach thereof or material default thereunder, and there does not exist any event which, with the giving of notice or the lapse of time, or both, would constitute a material breach or material default by any Acquired Company, or which would entitle the other party thereto to terminate such contract, provided that Sellers will notify the Purchaser of any such agreements, contracts and commitments that it is unable to make available to the Purchaser due to confidentiality restrictions and will use its commercially reasonable efforts to cause such confidentiality restrictions to be waived by the counterparties thereto.

(c) Except as set forth on Sellers’ Disclosure Schedule 3.1.8(c), the Acquired Companies are not party to any guarantee or indemnity or letter of credit outside the ordinary course of business in each case involving obligations or expenditure of an unusual or exceptional nature or magnitude.

(d) The Acquired Companies are not a party to any contract (other than contracts with respect to Acquired Company Intellectual Property) that restricts their freedom to carry on the whole or any part of their business or to use or exploit any of their business assets in such manner as they think fit.

(e) Except as set forth in Sellers’ Disclosure Schedule 3.1.8(e), the Acquired Companies are not in receipt of any loans provided by third parties other than Affiliates of Sellers.

(f) The records of the Acquired Companies are true, complete and fairly stated and generally up to date and sufficient to run the business of the Acquired Companies, are in the possession or under the control of the Acquired Companies.

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(g) Other than in respect of any Software license, there is no provision, right or benefit in favor of a third party that will be triggered or come into effect as a result of the sale and purchase of the share capital of the Acquired Companies pursuant to, or the change of control of the Acquired Companies arising as a consequence of, this Agreement, whether pursuant to any contract with any third party (including without limitation with any director, officer, employee or agent of any of the Acquired Companies or any regulatory body), any license, permission or authorization granted by any regulatory authority, any share option or other employee benefit scheme or otherwise that will have a Material Adverse Effect.

(h) After taking account of the services that Purchaser may request to be provided pursuant to Sections 5.14 and 5.15, for a period of up to twelve months following the Closing Date, no Acquired Company will suffer any loss of any right or benefit available to it under any contract as a result of its ceasing to be an Affiliate of the Sellers.

(i) None of the Acquired Companies is in material breach of any Contract nor, to the knowledge of the Sellers, is any other party to any Contract so in material breach.

(j) None of the Contracts is invalid and there are no grounds for determination, rescission, termination, avoidance or repudiation of any Contract.

(k) None of the Acquired Companies is party to any Contract that cannot readily be fulfilled or preformed by it on time and without undue or unusual expenditure of money.

3.1.9. Compliance with Law. Since January 1, 2002, each Acquired Company has conducted, and is now conducting, its business and operations in compliance with all applicable domestic and foreign laws, rules, regulations, judgments, and court or administrative orders, permits and approvals (including, with respect to AARe, those of state insurance departments), except for violations, if any, which singly or in the aggregate, would not have a Material Adverse Effect. Each Acquired Company has all permits, licenses, orders or approvals of any national, federal, state, provincial or local governmental or regulatory body which are material to the conduct of its Operations. All such permits, licenses, orders and approvals are in full force and effect, neither any Seller nor any Acquired Company has received any written or oral notice regarding any violations, and no proceeding is pending, or to the knowledge of Sellers or any Acquired Company threatened, to revoke any such permit, license, order or

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approval. Each Acquired Company has filed or otherwise provided all forms, reports, documents, data and other information with or to its Relevant Regulatory Authority and each insurance department of any other state or jurisdiction having jurisdiction required to be filed by it or otherwise provided pursuant to insurance laws and the rules and regulations thereunder and has complied with all applicable requirements of such laws and the rules promulgated thereunder, except where such noncompliance would not have a Material Adverse Effect. All required regulatory approvals in respect of any such filings are in full force and effect, except for approvals, if any, which, singly or in the aggregate, would not have a Material Adverse Effect. All such regulatory filings were in material compliance with applicable law when filed and, to the knowledge of Sellers or any Acquired Company, no deficiencies have been asserted by any governmental authority with respect to any regulatory filings that have not been satisfied.

3.1.10. Employee Matters. At the Closing Date, no Acquired Company will have any employees. No Acquired Company maintains or sponsors, or has previously maintained or sponsored or has liability for, any employee benefit plan (within the meaning of section 3(3) of ERISA) or other employee benefit or compensation arrangement and without prejudice to the generality of the foregoing none of the Acquired Companies is, or has ever been, a participating employer with respect to any pension scheme or arrangement, including without limitation the ACE INA UK Retirement Savings Plan. Sellers have disclosed to Purchaser full details of the written terms and conditions of employment of all Transferring Employees.

3.1.11. Insurance Regulation. Except as set forth on Sellers’ Disclosure Schedule 3.1.11, no Acquired Company conducts any insurance business in any jurisdiction in which it is not licensed or otherwise authorized to conduct such business. Except as set forth on Sellers’ Disclosure Schedule 3.1.11, within the last three years, no Acquired Company has been involved in any proceeding to revoke, restrict or suspend its license or other qualification in any jurisdiction, nor are any proceedings therefor pending. Except as set forth on Sellers’ Disclosure Schedule 3.1.11, there are no outstanding orders applicable to any Acquired Company issued by any Relevant Regulatory Authority (other than regulations generally applicable to companies in the same line of business) that restrict such Acquired Company’s ability to pay dividends or regulate or establish levels of reserves or other financial ratios. All insurance contracts issued or assumption certificates issued by any Acquired Company and now in force are, to the extent required under applicable law, on forms approved by the Relevant Regulatory Authorities of the jurisdiction where issued or have been filed with and not objected to by such authorities within the period provided for objection. All material orders, recommendations or directions (in the case of BRUK or SANV) and all material orders (in the case of AARe) made by any Relevant Regulatory

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Authority and set forth in a written report or correspondence have been complied with or implemented by the Acquired Companies. The Acquired Companies (in respect only of arrangements where the Acquired Company is the retrocedent) do not have any financial reinsurance or deposit back arrangements that, in either case, are in the nature of loans.

3.1.12. Taxes. Except as set forth in Sellers’ Disclosure Schedule 3.1.12:

(a) (i) All federal, state, local, foreign and other tax returns, estimates, reports, declarations and forms (including information returns) required to be filed with any taxing authority (“Returns”) prior to the date hereof and relating to any Acquired Company, including any consolidated, combined or unitary Returns of the Seller Consolidated Group which include any Tax item of any Acquired Company (collectively, “Company Returns”), have been timely and duly filed (taking into account valid extensions of time to file) and are accurate and complete in all material respects; (ii) all Taxes shown as due on all such Company Returns, have been timely paid in full; (iii) neither the IRS nor any other taxing authority is now asserting or, to the knowledge of Sellers, threatening in writing to assert against any Acquired Company any deficiency or claim for assessment or collection of Taxes relating to any Acquired Company that are or that may become payable by any Acquired Company or chargeable as a Lien upon the assets thereof; (iv) no Lien for Taxes exists with respect to any asset of any Acquired Company except Liens for Taxes not yet due and payable and for which a proper accrual of liability has been made, if applicable; (v) each Acquired Company is currently not the beneficiary of any extension of time within which to file any Return; (vi) each Acquired Company has duly and timely withheld all Taxes required to be withheld in connection with such Acquired Company’s business and assets, and such withheld Taxes have been either duly and timely paid to the appropriate governmental authority or properly set aside in accounts for such purpose; and (vii) all material Taxes that are due and payable by any Acquired Company or chargeable as a Lien upon its assets as of the Closing Date for which the filing of a Return is not required have been timely paid in full.

(b) (i) To the knowledge of Sellers, no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes that are or may become payable by any Acquired Company or chargeable as a Lien upon the assets thereof has been executed or filed with any taxing authority, and (ii) no Acquired Company has executed or filed any power of attorney with respect to Taxes which is currently in force.

(c) No Acquired Company (i) is a party to or bound by any Tax allocation, sharing, indemnity, Group Relief agreement or similar agreement or arrangement, or (ii) is or has been since at least December 31, 1999 a member of any combined, consolidated or unitary Return that includes such Acquired

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Company, except as set forth on Sellers’ Disclosure Schedule 3.1.12(c) or with respect to AARe, a group the common parent of which is ACE Prime Holdings Inc. (the “Seller Consolidated Group”).

(d) Sellers’ Disclosure Schedule 3.1.12(d) lists all Income Tax Returns that have been filed with respect to any Acquired Company that have not yet been audited or are currently the subject of an audit.

(e) There are no outstanding adjustments for Tax purposes applicable to any Acquired Company required as a result of changes in methods of accounting effected on or before the Closing Date and no material elections for Income Tax purposes have been made by an Acquired Company in the last five taxable years that are currently in force or by which an Acquired Company is bound.

(f) Purchaser will not be required to deduct or withhold any consideration or amount paid to such Seller pursuant to Section 1445(a) of the Code in connection with the Transactions.

(g) No Acquired Company owned by such Seller will, as a result of the Transactions, make or become obligated to make any “parachute payment” as defined in Section 280G of the Code.

(h) As at the Closing Date, all documents which establish or are necessary to establish the title of any Acquired Company to any material asset, or to enforce any material rights, and which attract stamp duty in the United Kingdom or any similar foreign tax or duty, have been properly stamped, and the relevant Acquired Company has duly paid all stamp duty and similar taxes or duties in other countries to which it is, has been, or may be made, liable.

(i) The taxable year of AARe for U.S. federal income tax purposes is the calendar year.

(j) Sellers Disclosure Schedule 3.1.12 (j) lists all jurisdictions in which each Acquired Company has filed Returns in respect of Income Taxes and no tax authority in any other jurisdiction is now asserting or, to the knowledge of Sellers, threatening to assert against any Acquired Company any deficiency or claim for assessment or collection of Taxes relating to any Acquired Company.

(k) No Acquired Company has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations of any Tax has not expired.

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(l) No Acquired Company has cooperated with an international boycott within the meaning of Section 999 of the Code.

(m) No Acquired Company has any income reportable for a period ending after the Closing Date attributable to an installment sale occurring on or prior to the Closing Date.

3.1.13. Absence of Certain Changes. Since December 31, 2003, no Acquired Company has issued or underwritten any policy of insurance or reinsurance. Except as to matters to which such Sellers make no representation or warranty pursuant to Section 3.1.5(e), since December 31, 2003, there has not been: (a) any material adverse change in the business, operations, assets, or financial condition of any Acquired Company or the ability of any Acquired Company to carry on its run-off business substantially as currently conducted; (b) any damage, destruction or casualty loss, whether covered by insurance or not, materially and adversely affecting either in any case or in the aggregate the business, operations, assets or financial condition of any Acquired Company; (c) except as expressly provided for in this Agreement, any entry into any agreement, commitment or transaction by any Acquired Company, other than agreements, commitments or transactions entered into by such Acquired Company in the ordinary course of business consistent with past practices; and (d) any change by any Acquired Company in its accounting principles, procedures and practices except as required by the Relevant Regulatory Authority of such Acquired Company; (e) any appointment of any administrator, receiver or administrative receiver in respect of the whole or any part of the assets or undertaking of any of the Acquired Companies; (f) any presentment of a petition, making of or passage of a resolution for the winding-up of any of the Acquired Companies; or (g) any proposal, agreement or sanctioning under any applicable law of any voluntary arrangement or compromise or other arrangement with creditors in respect of the Acquired Companies. No Acquired Company is insolvent or unable to pay its debts as they come due.

3.1.14. Assets. Each Acquired Company has good title or leasehold interests in all the personal property and other assets reflected on its most recent Financial Statements, or acquired since such date, in each case free and clear of all Liens other than (i) Liens for current Taxes not yet due and payable or being contested in good faith and for which adequate provision has been made in the relevant Financial Statements, (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, and other similar Liens arising or incurred in the ordinary course of business, (iii) immaterial imperfections of title, or other Liens, if any, which have arisen in the ordinary course of business or do not materially impair the continued use or operation of such assets or otherwise individually or in the aggregate materially interfere with the conduct of the Operations of such

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Acquired Company as now conducted, (iv) with respect to investments, restrictions on transfer under securities law or as set forth in agreements and instruments governing investments, and rights of set-off under banking and other agreements, (v) Liens relating to required deposits with insurance departments, (vi) Liens representing the rights of the respective lessors under lease agreements and (vii) asset reserve and trust fund requirements and asset maintenance obligations under reinsurance and retrocession contracts (collectively, (i) through (vii) being “Permitted Liens”). Such assets are in good repair, working order and operating condition, subject only to ordinary wear and tear, except where the failure to be in good repair, working order or operating condition would not have a Material Adverse Effect. Such assets, together with the transition services that Purchaser may request pursuant to Section 5.14 (subject to the provisos thereto), are in the aggregate sufficient for the continued conduct of the Operations substantially as currently conducted, excluding use of the Seller Marks and any real property. Other than Invested Assets and the shares of SANV and The 1792 Company, no Acquired Company is the holder or beneficial owner of any shares or securities of any other person, and none of them has agreed to acquire any such shares or securities.

3.1.15. Bank and Brokerage Accounts, etc. Sellers’ Disclosure Schedule 3.1.15 lists each bank or trust company in which any Acquired Company has an account or safe deposit box, each custodial account and brokerage account maintained by such Acquired Company, and each statutory deposit with an insurance regulator or its designee, and the name of every person authorized to draw thereon or having access thereto.

3.1.16. Brokers. Except as set forth on Sellers’ Disclosure Schedule 3.1.16, no investment banker, broker, finder or other intermediary has been retained or is authorized to act on behalf of Sellers in connection with the Transactions. No Seller nor any Acquired Company has taken any action in connection with this Agreement, any Ancillary Agreement or the Transactions so as to give rise to any valid claim against Purchaser or any Acquired Company for any brokerage or finder’s commissions, fees or similar compensation. Sellers agree to indemnify and hold Purchaser harmless from and against any and all loss, claims, damage, cost or expense arising out of or in connection with any claim against Purchaser or its Affiliates for any such brokerage or finder’s commission, fee or similar compensation resulting from actions taken by Sellers or any Acquired Company.

3.1.17. Powers of Attorney. Except as set forth on Sellers’ Disclosure Schedule 3.1.17 and except for those powers of attorney filed with the insurance departments of those states where any Acquired Company is licensed, there are no outstanding powers of attorney granted by any Acquired Company.

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3.1.18. Conduct of Business. Except as provided in Sellers’ Disclosure Schedule 3.1.18 or otherwise specifically contemplated by this Agreement, since December 31, 2003, no Acquired Company has:

(a) declared, set aside, made or paid (in cash or property) any dividend or made any other payment or distribution on or in respect of, or directly or indirectly purchased, retired, redeemed, reduced or otherwise acquired, any shares of, its capital stock or effected any recapitalization or reclassification or agreed to do any of the things mentioned in this Section 3.1.18(a);

(b) issued, sold or delivered, or agreed to issue, sell or deliver, any shares of its capital stock or any securities convertible into, or options with respect to, or warrants to purchase, or rights to subscribe to, any shares of its capital stock;

(c) paid or agreed to pay, other than in the ordinary course of business consistent with past practices, conditionally or otherwise, any bonus, extra or additional compensation, pension or severance pay to any of its officers or employees, whether under any existing profit sharing, pension or other plan or otherwise, or other than in the ordinary course of business increased the rate or altered the form of compensation, including, without limitation, salaries, fees, commission rates, bonuses, profit sharing, incentive, phantom stock, pension, retirement or other similar payments, from that being paid at December 31, 2003 to any of its directors, officers, employees, consultants, agents, brokers, representatives or others;

(d) save in respect of the acquisition and/or disposal of gilts, bonds or other Securities in relation to its reserves held in respect of the business of the Acquired Companies, acquired or disposed of, or agreed to acquire or dispose of, any business or any material asset; or

(e) conducted its business in any manner other than in the ordinary course.

3.1.19. Intellectual Property and Software.

(a) Each Acquired Company owns or has licensed to it or on its behalf all of the Intellectual Property necessary for the conduct of the Operations, or such Intellectual Property will be made available to such Acquired Company following the Closing through a license agreement or arrangement (on mutually agreeable terms) or the transition services that Purchaser may request for up to a twelve month period pursuant to Section 5.14 (subject to the provisos thereto).

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(b) All third party Software currently used by the Acquired Companies is licensed to the Acquired Companies under written licenses or arrangements with Affiliates of the Acquired Companies. These licenses are (i) valid, subsisting and enforceable and (ii) authorize use of such Software in the manner and on the scale on which it is currently used. Subject to confidentiality restrictions, Sellers have furnished or made available to Purchaser, or will make available to Purchaser within four weeks of the date hereof, complete and correct copies of all such licenses that are licensed directly to an Acquired Company and used in connection with the application referred to by the Sellers as “PRO,” provided that Sellers will notify the Purchaser of any such licenses that it is unable to make available to the Purchaser due to confidentiality restrictions and will use its commercially reasonable efforts to cause such confidentiality restrictions to be waived by the counterparties thereto.

(c) To the knowledge of Sellers, the conduct of the Operations of each Acquired Company does not infringe on any Intellectual Property rights of any Person due to any Acquired Company Intellectual Property owned by Sellers or an Acquired Company, and does not otherwise materially infringe on any Intellectual Property rights of any Person.

3.1.20. Actuarial Reports; Information Provided to Tillinghast and Milliman. (a) Except as set forth on Sellers’ Disclosure Schedule 3.1.20, the Actuarial Reports and, in the case of SANV, the internal actuarial review of Reserves address all the Acquired Liabilities of the Acquired Company in question.

(b) Each Seller has maintained records that are consistent with industry custom and practice. Each Seller and its Affiliates fully cooperated with Tillinghast in the preparation of the Tillinghast Report and Milliman in the preparation of the Milliman Report. All information requested by Tillinghast or Milliman, as the case may be, or which might otherwise be material for the purposes of the Actuarial Reports, has been supplied to Tillinghast or Milliman, as the case may be. All information that was supplied to Tillinghast or Milliman, as the case may be, was in all material respects accurately compiled and presented and was, when supplied, and no information has been withheld, the absence of which would make misleading in any material respect the information so provided. For the avoidance of doubt, nothing in this Section 3.1.20 is intended as or shall be construed as a warranty in relation to the adequacy of the Reserves maintained by any Acquired Company with respect to any matter that was reported on or reviewed for purposes of the preparation of the Tillinghast Report or the Milliman Report, as the case may be.

3.1.21. Absence of Claims. After giving effect to the termination of the Affiliate Agreements and the commutation of the Commuted Affiliate

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Reinsurance Agreements, no Seller nor any Affiliate of Sellers will have any contracts or agreements with, or claims against, any Acquired Company and, as of the Closing, each Seller hereby waives, and will cause each of its Affiliates to waive, all known claims it may have against any Acquired Company with respect to periods ending on or prior to the Closing Date, other than any claims under any insurance contracts or reinsurance or retrocession agreements (other than the Commuted Affiliate Reinsurance Agreements).

3.1.22. Disclosure. Neither this Agreement nor Sellers’ Disclosure Schedules, nor the certificates and other documents furnished or to be furnished by Sellers or the Acquired Companies to Purchaser pursuant hereto, taken as a whole, and in light of the circumstances under which they were furnished, contain or will contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein and herein not misleading.

3.1.23. Purchase for Investment. Century is acquiring the Preference A Share and AII is acquiring the Preference B Share, in each case for its own account for investment and not with a present view to any distribution thereof. Century will refrain from transferring or otherwise disposing of the Preference A Share and AII will refrain from transferring or otherwise disposing of the Preference B Share, in each case in such manner as to violate any registration provision of the Securities Act of 1933, as amended, or any other applicable securities law regulating the disposition thereof. Sellers agree that the certificates representing the Preference A Share and the Preference B Share may bear legends to the effect that the Preference A Share or the Preference B Share, as the case may be, has not been registered under the Securities Act of 1933, as amended, or such other applicable securities laws, and that it may not be transferred or otherwise disposed of in violation of the provisions thereof.

3.1.24. Disclaimer of Other Representations and Warranties. Sellers shall not be deemed to have made to Purchaser or any Affiliate of Purchaser any representation or warranty other than as expressly set forth in this Agreement. Except as expressly set forth in this Agreement, Sellers make no representation or warranty, express or implied, at law or in equity, in respect of any Acquired Company, or any of the assets, liabilities or operations of any Acquired Company, or any projections of any Acquired Company, including with respect to merchantability or fitness for any particular purpose, and all such other representations or warranties are hereby expressly disclaimed.

3.1.25. Effect of Commutation. The commutation or novation of any Commuted Affiliate Reinsurance Agreement, or any other reinsurance agreement to which any of the Acquired Companies is a party at or prior to the Closing, will not adversely affect any third party reinsurance or retrocessional coverage of the Acquired Companies in respect of the Acquired Liabilities after the Closing.

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3.1.26. Competition. Except as set forth on Schedule 3.1.26, none of the Acquired Companies has given any undertaking to, nor is any Acquired Company subject to, any order of or investigation by, nor has any Acquired Company received any request for information from, any court or governmental authority (including without limitation any national competition authority or the European Commission) under any antitrust Law.

3.1.27. Reinsurance Recoverables on Paid Losses. Reinsurance recoverables on losses paid by the Acquired Companies after the Closing shall belong to the Acquired Companies.

3.2. Representations and Warranties of Purchaser. Purchaser represents and warrants to each Seller as follows:

3.2.1. Organization and Standing of Purchaser. Purchaser is a company duly organized and validly existing and in good standing under the laws of England and Wales.

3.2.2. Authority for Agreement. Purchaser has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which Purchaser is a party, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each Ancillary Agreements required to be executed and delivered by Purchaser hereunder, and the consummation of all Transactions contemplated to be consummated by the Purchaser, have been duly authorized by all necessary action on the part of Purchaser, and no further action on the part of Purchaser is necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by Purchaser and constitutes, and each of the Ancillary Agreements required to be executed and delivered hereunder by Purchaser, when so executed and delivered, will constitute, the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject, in each case, to applicable bankruptcy, insolvency, moratorium and similar laws relating to or affecting the rights of creditors generally, and subject to general principles of equity, now or hereafter in effect. Neither the execution and delivery of this Agreement, each of the Ancillary Agreements contemplated to be executed and delivered by Purchaser, nor the consummation of the Transactions will (i) conflict with or result in any violation of or constitute a default under any provision of any organizational document of Purchaser, or (ii) assuming all regulatory and governmental approvals sought by the parties have been obtained, conflict in any respect with, result in a breach of or constitute a default under any court or

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administrative order or process, judgment, decree, statute, law, ordinance, rule or regulation or any agreement or commitment to which Purchaser is a party or by which it (or any of its material properties or assets) is subject or bound, except where such conflict, breach or default would not have a material adverse effect on Purchaser or preclude the consummation of the Transactions.

3.2.3. Purchaser’s Consents. No license, approval, order or authorization of, or registration, declaration or filing with, any third party or any governmental authority, agency, bureau or commission is required to be obtained or made by Purchaser in connection with the execution, delivery, performance, validity, and enforceability of this Agreement or any Ancillary Agreement to which Purchaser is a party, the purchase of the Shares or the consummation of any of the other Transactions contemplated hereunder or under any such Ancillary Agreement, except for the following consents and approvals (the “Purchaser’s Consents”): (i) the filings to be made with, and approvals to be obtained from, any governmental authority having jurisdiction over the Purchaser with respect to the transfer of control of any Acquired Company, (ii) the filings to be made, the consents to be obtained and the expiration or termination of all applicable waiting periods under the HSR Act or other applicable competition laws, and (iii) the registrations, declarations or filings required to be made by Purchaser subsequent to the Closing not entailing any requirement of consent, license, approval, order or authorization on the part of any governmental entity or third party.

3.2.4. Litigation. There is no judicial, administrative or regulatory action, proceeding, investigation or inquiry or administrative charge or complaint pending or, to the knowledge of Purchaser, threatened against Purchaser that questions the validity of this Agreement or any Ancillary Agreement or of any action taken or to be taken by Purchaser pursuant hereto or thereto or in connection herewith or therewith, or the consummation of the Transactions.

3.2.5. Purchase for Investment. Purchaser is acquiring the Shares for its own account for investment and not with a present view to any distribution thereof. Purchaser will refrain from transferring or otherwise disposing of any of the Shares acquired by it, or any interest therein, in such manner as to violate any registration provision of the Securities Act of 1933, as amended, or any other applicable securities law regulating the disposition thereof. Purchaser agrees that the certificates representing the Shares may bear legends to the effect that the Shares have not been registered under the Securities Act of 1933, as amended, or such other applicable securities laws, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof.

3.2.6. Brokers. No investment banker, broker, finder or other intermediary has been retained or is authorized to act on behalf of Purchaser in connection with the Transactions. Purchaser has not taken any action in

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connection with this Agreement, the Ancillary Agreements or the Transactions so as to give rise to any valid claim against Sellers or any Acquired Company for any brokerage or finder’s commissions, fees or similar compensation. Purchaser agrees that any such brokerage or finder’s commissions, fees or similar compensation, if any, will be paid by Purchaser. Purchaser agrees to indemnify and hold each Seller harmless from and against any and all loss, claims, damage, cost or expense arising out of or in connection with any claim against such Seller or its Affiliates for any such brokerage or finder’s commissions, fees or similar compensation resulting from actions taken by Purchaser.

3.2.7. Financing. Purchaser has, and at the Closing will have, sufficient resources to consummate the Transactions and to pay all of its related fees and expenses.

3.2.8. Financial Statements. Purchaser has previously furnished Seller with copies of its audited financial statements as of and for the year ended December 31, 2003 (the “Purchaser’s Financial Statements”). The Purchaser’s Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto), fairly present in all material respects the financial condition, results of operation and cash flows of the Purchaser as of the dates thereof and for the periods referred to therein and are consistent with the books and records of the Purchaser.

3.2.9. Class A Preference Share and Class B Preference Share. As of the Closing, the Preference A Share and the Preference B Share will be duly authorized and validly issued and will be fully paid and free of preemptive rights. Upon the delivery to Century and AII, as applicable, of the certificates representing the Preference A Share and Preference B Share, as provided for in this Agreement, Century or AII, as the case may be, will acquire good and valid legal and beneficial title to the Preference A Share and Preference B Share, respectively, free and clear of any Liens, except for any Liens created by Century or AII, as the case may be. The Preference A Share and the Preference B Share constitute the only securities of such classes issued by Purchaser, and Purchaser shall not in the future issue any additional securities of such classes. For the avoidance of doubt, nothing in this Agreement shall prevent the Purchaser from issuing any securities of any other classes, provided that no such securities shall have a higher priority to the assets of the Purchaser in respect of which payments are to be made to the holders of the Preference A Share and the Preference B Share.

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ARTICLE IV

CONDITIONS PRECEDENT

4.1. Conditions to the Obligations of Purchaser and Sellers. The obligation of each Seller hereunder to sell to Purchaser such Seller’s Shares, and the obligation of the Purchaser to purchase such Seller’s Shares are subject to the fulfillment, prior to or at the Closing, of the following conditions, unless waived in writing by Purchaser and such Seller:

4.1.1. Consents and Approvals.

(a) (i) All Sellers’ Consents, (ii) all Purchaser’s Consents, and (iii) any other third party consents or approvals that are required in connection with the execution and delivery of this Agreement or any Ancillary Agreement and the consummation of the Transactions the failure of which to be obtained would result in a Material Adverse Effect or a material adverse effect on the financial condition or results of operations of any of Sellers, Purchaser or their respective Affiliates, shall have been received or made on terms that are satisfactory to the parties, and such consents shall not have been suspended, revoked or stayed by action of any governmental authority or other third party;

(b) All filings required to be made in connection with the Transactions pursuant to the HSR Act and other applicable competition laws in any applicable jurisdiction shall have been made, all necessary consents obtained, all waiting periods thereunder shall have expired or otherwise been terminated and no condition to the Transactions that is materially adverse to any party shall have been imposed or proposed by any governmental agency;

(c) All other consents, authorizations, orders and approvals of, and filings and registrations with, any United States Federal, state or local or foreign governmental commission, board or other regulatory body in any applicable jurisdiction that are required for the execution and delivery of this Agreement and the consummation of the Transactions, shall have been obtained or made;

4.1.2. No Injunctions. Consummation of the Transactions shall not have been prohibited or restrained by an order, injunction, decree or judgment of any court, governmental agency or other regulatory agency or commission;

4.1.3. Intercompany Balances. All intercompany balances (including, for the avoidance of doubt, the Contingency Loan Agreement between BRUK and CIRC dated November 2, 1992) (other than those under the Surviving Affiliate Reinsurance Agreements) between (a) any of the Acquired Companies, on the one hand, and Sellers or any of their respective Affiliates (other than the Acquired Companies), on the other hand, or (b) among the Acquired Companies shall have been settled in full;

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4.1.4. Affiliate Agreements. Each Affiliate Agreement shall have been terminated as to the Acquired Companies without any condition or term adverse to the Acquired Company that is party thereto and without prejudice to any rights and obligations that have arisen prior to such termination;

4.1.5. Affiliate Reinsurance Agreements. Each Commuted Affiliate Reinsurance Agreement shall have been novated to Affiliates of ACE other than the Acquired Companies or the liabilities of the Acquired Company assumed or ceded thereunder shall have been commuted on terms that are consistent with the reserving basis applied by the relevant Acquired Company making due allowance for ceded reinsurance and applicable discount;

4.1.6. Ancillary Agreements. The Ancillary Agreements shall have been executed and delivered by each party thereto (subject to the operation of Section 5.4(e) in the case of the BRUK Assignment Agreement and the Acquired Company Assignment Agreements with respect to BRUK and SANV, and subject to the UK Financial Services Authority not having objected to the BRUK Assignment Agreement);

4.1.7. UK Servicing. The Existing AEG Services Agreements shall have been terminated as to the AEG Business; and

4.1.8. Sale of Hardware and Office Furniture. The Sellers shall procure the sale at net book value of all hardware and office furniture owned by ACE INA Services if used at Closing entirely in relation to the provision of services to BRUK or SANV or in respect of the AEG Business.

4.2. Conditions to Purchaser’s Obligations. Purchaser’s obligation to purchase the Shares is subject to the fulfillment, prior to or at the Closing, of the following additional conditions, unless waived in writing by Purchaser:

4.2.1. Representations and Warranties. All representations and warranties of the Sellers contained herein shall have been true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification of any kind) when made and at and as of the Closing Date except as affected by actions taken after the date hereof with the prior written consent of Purchaser, and except for representations and warranties made as of a specified date, which shall be true and correct as of such specified date;

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4.2.2. Performance. Each Seller shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to or at the Closing;

4.2.3. Certificate. Each Seller shall have delivered to Purchaser an officer’s certificate, signed by a Responsible Officer of such Seller, dated the date of Closing, to the effect that the conditions set forth in Sections 4.2.1 and 4.2.2 have been satisfied;

4.2.4. Resignation. Each director and officer of each Acquired Company shall have submitted his or her resignation effective as of the Closing;

4.2.5. FIRPTA Certificate. Each Seller shall have delivered to Purchaser on the Closing Date such affidavits or certifications in form and substance reasonably satisfactory to Purchaser as are necessary to exempt the Transactions from the provisions of Section 1445 of the Code; and

4.2.6. Pennsylvania Approval. The terms and conditions, if any, of the approval of the Department of Insurance of the State of Pennsylvania of the Related Transaction shall not adversely affect any of the Acquired Companies.

4.3. Conditions to the Sellers’ Obligations. Each Seller’s obligation to sell to Purchaser such Seller’s Shares is subject to the fulfillment, prior to or at the Closing, of each of the following additional conditions, unless waived in writing by such Seller:

4.3.1. Representations and Warranties. The representations and warranties of Purchaser contained herein shall have been true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification of any kind) when made and at and as of the date of Closing except as affected by actions taken after the date hereof with the prior written consent of such Seller, and except for representations and warranties made as of a specified date, which shall be true and correct as of such specified date;

4.3.2. Performance. Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

4.3.3. Certificate. Purchaser shall have delivered to the Sellers an officer’s certificate, signed by a Responsible Officer of Purchaser, dated the date of Closing, to the effect that the conditions set forth in Sections 4.3.1 and 4.3.2 have been satisfied;

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4.3.4. BRUK Guarantee. Either (i) ACE shall have been irrevocably and unconditionally released from its obligations and liabilities under the BRUK Guarantee or (ii) Purchaser shall have entered into an assignment, assumption and indemnity agreement with ACE pursuant to which Purchaser assumes ACE’s obligations and liabilities under the BRUK Guarantee and agrees to indemnify ACE for any and all amounts paid by ACE under the BRUK Guarantee;

4.3.5. Pennsylvania Approval. The approval of the Department of Insurance of the State of Pennsylvania of the Related Transaction shall have been received on terms that are satisfactory to Sellers, and such approval shall not have been suspended, revoked or stayed by action of any governmental authority or other third party;

4.3.6. PWC Review. PricewaterhouseCoopers shall have completed its review of the Transactions and the Related Transaction, and shall have concluded in writing that neither the Transactions nor the Related Transaction would result in retroactive accounting treatment with respect to the NICO Agreement; and

4.3.7. NICO Agreement and MOU. The NICO Agreement and the MOU shall have remained in full force and effect in accordance with their respective terms, and any amendments to the MOU necessary to give effect to the Transactions shall have been executed and delivered by the parties thereto.

4.3.8. Preference Shares. Purchaser shall have amended its memorandum and articles of association to create the Preference A Shares and the Preference B Shares and shall have taken all other actions necessary for their issuance to Sellers in accordance with the terms of this Agreement.

ARTICLE V

COVENANTS

5.1. Conduct of Business of the Acquired Companies. Except as otherwise consented to by Purchaser in writing, or as required or expressly permitted by this Agreement or the MOU, during the period from the date hereof to the Closing Date, Sellers will (a) take all steps as may reasonably be required to cause each Acquired Company to (i) conduct its business and operations only in the ordinary and usual course and in a manner consistent with prior practice, including its past practices with respect to claims settlements, (ii) perform in all material respects all of its obligations under all agreements and commitments referred to in Section 3.1.8, (iii) maintain, keep and preserve its assets and properties in good condition and repair ordinary wear and tear excepted, and maintain insurance thereon in accordance with its past practices and (iv) inform promptly Purchaser of any material adverse change in the business,

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operations, assets or financial condition, of such Acquired Company, and (b) without limiting the generality of the foregoing, take all steps as may reasonably be required to cause such Acquired Company not to (i) issue any insurance policy or enter into any reinsurance agreement or commit to issue any insurance policy or to enter into any reinsurance agreement, (ii) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, (A) additional shares of capital stock of any class, or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities or (B) any other securities in respect of, in lieu of or in substitution for shares outstanding on the date hereof, (iii) declare or set aside any dividend or other distribution on any shares of its capital stock, (iv) authorize, recommend or propose or enter into an agreement with respect to, any merger, consolidation or business combination, any acquisition of a material amount of assets or securities or any change in its capitalization (except that Sellers may seek to liquidate or merge into AARe The 1792 Company prior to the Closing), (v) propose or adopt any amendments to its charter or by-laws, (vi) except in the ordinary course of business consistent with past practices, increase the amount payable by such Acquired Company with respect to the wages, compensation or other benefits payable or to become payable to any employees of any of the Acquired Companies or of the Sellers or their respective Affiliates performing administrative services for such Acquired Company with respect to the Operations, or amend, revise or otherwise modify any Benefit Plan, (vii) make any material change in any method of accounting or accounting principles, procedures and practices or in its manner of keeping its books, accounts, or records, (viii) amend a Return in any material way or settle any material audit or proceeding or conduct the Tax affairs of any Acquired Company other than in the ordinary and usual course of business and in a manner consistent with prior practice, but only to the extent that any such action would have a material adverse effect on the Purchaser or a Material Adverse Effect for any period or portion thereof beginning after the Closing Date or (ix) agree to take any of the foregoing actions or take or omit to take any action which would make any representation or warranty in Article III untrue or incorrect in any material respect (or in all respects in the case of any representation or warranty containing any materiality qualification of any kind) at and as of the Closing Date (other than a representation or warranty that is made only as of a date other than the Closing Date). Nothing in this Section 5.1 or otherwise in this Agreement shall operate so as to prevent the Sellers at any time prior to the Closing from procuring that BRUK and/or its directors and/or any other Persons take such steps pursuant to or in connection with Sections 155 et seq of the UK Companies Act 1985 as the Sellers may consider necessary or appropriate in connection with the entry by BRUK into the BRUK Assignment Agreement.

5.2. Access and Information. (a) So long as this Agreement remains in effect, from the date of this Agreement until the Closing, Sellers shall, and shall take all steps as may be necessary to cause the Acquired Companies to, give to Purchaser, Purchaser’s accountants, counsel, employees and other authorized representatives full access during normal business hours, without unreasonably interfering with the Acquired Companies’

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business operations, to all of the properties and facilities, books and records, contracts, reports and Returns of the Acquired Companies. In addition, Sellers shall permit, and shall take all steps as may be necessary to cause the Acquired Companies to permit, at Purchaser’s expense, Purchaser, Purchaser’s accountants, counsel, employees and other authorized representatives access to such advisors and personnel (including, without limitation, any employees, accountants or actuaries) of the Acquired Companies or of any other Affiliates of Sellers during normal business hours as may be reasonably requested by Purchaser in its review of the business of the Acquired Companies, the assets thereof and the above-mentioned documents and information.

(b) The parties hereto agree that with respect to the disclosure of information furnished hereunder or in connection herewith, they shall continue to be bound by the terms of that certain Confidentiality and Non-Disclosure Agreement dated October 1, 2004 (the “Confidentiality Agreement”), between Ace INA Holdings Inc. (on behalf of itself and all of its subsidiary, parent or affiliated property and casualty holding companies) and Purchaser (on behalf of itself and all of its subsidiary, parent or affiliated companies). Sellers agree to cause each of their respective Affiliates to comply with the provisions of the Confidentiality Agreement as if each of them were parties to such agreement. Purchaser agrees to cause each Affiliate of Purchaser to comply with the provisions of the Confidentiality Agreement until the Closing as if each of them were parties to such agreement.

(c) Prior to the Closing, the Sellers shall promptly notify Purchaser in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of either Seller in this Agreement or which could have the effect of making any representation or warranty of either Seller in this Agreement untrue or incorrect in any respect and (ii) all other material developments affecting the Operations of the Acquired Companies.

5.3. Filings and Authorizations. Each of Sellers and Purchaser will (a) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by it and, in the case of Sellers, required to be filed by the Acquired Companies, pursuant to applicable law, rule or regulation in connection with the consummation of the Transactions, including, without limitation, (i) filings with the Relevant Regulatory Authorities with respect to the change of control of the Acquired Companies, and (ii) filings pursuant to the HSR Act and any other applicable competition laws, (b) use its reasonable best efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons and governmental authorities other than those listed in clause (a) above necessary to be obtained by it, and in the case of Sellers, necessary to be obtained by the Acquired Companies, in order to consummate the Transactions, including, without limitation, obtaining the Sellers’ Consents and the Purchaser’s Consents, as applicable, and (c) use its reasonable best

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efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its obligations hereunder. With respect to clause (a) above in relation to any costs imposed by the Pennsylvania Insurance Department arising from the engagement of third party advisers or the holding of any public hearings and with respect to clause (b) above, all fees and expenses incurred as a result of all authorizations, approvals, consents and waivers to be obtained or made thereunder shall be paid by Sellers. Sellers and Purchaser will coordinate and cooperate with one another in exchanging the information referred to in this Section 5.3 and supplying such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing. Each party shall have the right to provide comments on and review any such applications, notifications and information proposed to be filed or supplied by the other parties and, if such party elects to exercise such right, to complete such review within a reasonable period of time before the other parties may file or supply any such applications, notifications or information.

5.4. Further Assurances. (a) From time to time after the Closing, each of Purchaser and Sellers will, at the expense of the requesting party, take such further action and execute and deliver, or cause to be executed and delivered, such documents as either may reasonably request in order more effectively to vest in Purchaser (or one of its Affiliates) good and valid legal and beneficial title to the Shares and to consummate the Transactions.

(b) The Parties hereto agree to use their reasonable best efforts to cause the Transactions to be consummated in the first calendar quarter of 2005. Notwithstanding any other provision of this Agreement, but subject to Purchaser’s obligations in respect of the BRUK Guarantee, Purchaser shall not be required to make any payments or provide any financial or other support to the Acquired Companies or the Sellers in order to procure the fulfilment of any of the conditions to the Closing other than the Purchaser’s Contribution and the Purchase Price.

(c) In order to facilitate the resolution of any claims made by or against or incurred by Sellers, Purchaser or the Acquired Companies under this Agreement, for a period of ten (10) years following the Closing or such longer period as may be required by the record retention regulations, policies and procedures of the applicable taxing authorities, Purchaser shall, and Purchaser shall cause the Acquired Companies to (i) retain the books and records of the Acquired Companies in its possession that relate to periods prior to the Closing in a manner reasonably consistent with the prior practice of each of the Acquired Companies, and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records.

(d) In order to secure the irrevocable and unconditional release of ACE from all its obligations and liabilities under the BRUK Guarantee, Purchaser shall offer to the

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ILU either (i) to purchase third-party reinsurance from a reinsurer that is acceptable to ACE and that has a Standard & Poor’s financial strength rating of at least A+ with a limit of liability equal to the lower of (A) $10,000,000 and (B) an amount sufficient to cause the ILU to irrevocably release ACE from all its obligations and liabilities under the BRUK Guarantee or (ii) to replace ACE as the guarantor under the BRUK Guarantee with Purchaser or one if its Affiliates. If the Purchaser elects to offer the second of such alternatives and it is rejected by the ILU, the Purchaser shall use its best efforts to procure third party reinsurance on terms reasonably acceptable to the Purchaser in order to offer the first of such alternatives to the ILU.

(e) The parties agree that, where so requested by any party at any time prior to the Closing, they will negotiate promptly and in good faith an alternative to the BRUK Assignment Agreement or any of the Acquired Company Assignment Agreements, that gives all parties (acting reasonably) a commensurate degree of comfort as to the performance by each of the parties thereto of their respective obligations thereunder.

5.5. Instruments. Any monies, checks, drafts, money orders, postal notes and other instruments received after the date of Closing by Sellers or any of their respective Affiliates in payment of any amounts due to any of the Acquired Companies after the Closing in connection with the business of the Acquired Companies shall forthwith after receipt by such Seller or any such Affiliate be transferred and delivered by such Seller or any such Affiliate to Purchaser on behalf of the relevant Acquired Company and any such instruments made payable to such Seller or any such Affiliate when so delivered shall bear all endorsements required to effectuate the transfer of the same to the relevant Acquired Company.

5.6. Additional Financial Statements and Disclosure Schedules. (a) As soon as practicable after they become available, Sellers shall cause each Acquired Company to furnish to Purchaser the statutory annual statements, if any, and any audited financial statements of such Acquired Company for the year ended December 31, 2004, filed prior to the Closing Date with the Relevant Regulatory Authority, if any, together with all exhibits and schedules thereto. Such statutory and financial statements will be prepared in conformity with statutory accounting practices prescribed or permitted for such Acquired Company (and, in the case of SANV, prepared in accordance with the Law of 17th July 1975 and relevant Royal Decrees together with Belgian GAAP) applied on a consistent basis and will present fairly in all material respects the statutory financial condition and statutory results of operations of such Acquired Company, as at such dates and for such periods.

(b) If The 1792 Company is not liquidated or merged into AARe prior to the Closing, Sellers will provide to the Purchasers at least 5 Business Days prior to the Closing Date revised Sellers’ Disclosure Schedules that will be supplemented or modified to take account of the inclusion of The 1792 Company among the Acquired Companies. The condition to the Closing contained in Section 4.2.1 will not fail to be

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satisfied as a result of the inaccuracy of any representation and warranty contained in Article III resulting from the failure to include any information with respect to The 1792 Company in the Sellers’ Disclosure Schedules delivered on the date hereof, if such information is included in the revised Sellers’ Disclosure Schedules.

5.7. Conduct of Run-Off. (a) Following the Closing, (i) until the reinsurance coverage provided to Century pursuant to the NICO Agreement has been exhausted, or it has otherwise been conclusively established to the reasonable satisfaction of Sellers and Purchaser that the terms and conditions of the NICO Agreement are not applicable to AARe or SANV, Purchaser shall not seek to redomesticate AARe or SANV to another jurisdiction without the prior written consent of NICO, and (ii) Purchaser shall not seek to redomesticate any of the Acquired Companies to another jurisdiction without the prior written consent of the Relevant Regulatory Authority.

(b) Following the Closing, Purchaser shall conduct the run-off of the insurance or reinsurance business of the Acquired Companies in a manner that is acceptable to the Relevant Regulatory Authorities and is otherwise in accordance with commercially reasonable standards.

5.8. Employee Matters.

(a) Offers of Employment.

(i) Dedicated Employees; Non-Solicitation. As soon as practicable after the date of this Agreement, but in any event no later than 15 Business Days thereafter, Sellers shall provide Purchaser with a list setting forth all persons who as of immediately prior to the date of this Agreement were employees of Sellers, the Acquired Companies or any of their Affiliates and who devote at least a majority of their working hours to the affairs of the Acquired Companies or the AEG Business (“Dedicated Employees”), together, to the extent permitted by applicable law, with such other information as to the terms and conditions of employment of the Dedicated Employees as Purchaser may reasonably request. Purchaser may, but shall be obligated to, make offers of employment to the Dedicated Employees. Except as provided in the preceding sentence, from the date hereof through the first anniversary of the Closing or, if applicable, the first anniversary of the termination of this Agreement pursuant to Section 7.1, (A) neither Purchaser nor any of its Affiliates shall solicit or offer employment to any employee of any of the Sellers or any of their Affiliates, and (B) neither the Sellers nor any of their Affiliates shall solicit or offer employment to any of the Transferring Employees, provided, however, that Sellers and their Affiliates shall not be prohibited from employing any Transferring Employee who contacts either Seller or any of their Affiliates on his or her own initiative or who is contacted through a general solicitation or executive search not specifically targeted to the Transferring Employees.

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(ii) Notification. As soon as practicable, Purchaser shall provide and update Sellers with a list indicating which Dedicated Employees have been made an offer of employment by Purchaser and have accepted that offer (“Transferring Employees”). For the avoidance of doubt, the offer made by Purchaser may be for employment by Purchaser, any Affiliate of Purchaser or any Acquired Company, at Purchaser’s sole discretion.

(iii) Offer Contingencies. All employment offers made by Purchaser to any Dedicated Employee shall be contingent on the Closing.

(iv) Waiver of Claims. Sellers and Purchaser shall use their commercially reasonable efforts to procure that each Transferring Employee agrees to waive any claims that such Transferring Employee may have against any of the Sellers or any of their Affiliates (including any claim for a failure to serve notice or make a payment in lieu of notice), provided that for the avoidance of doubt, such efforts need not include the payment of money.

(v) No Other Employees. Sellers shall procure that, other than the Transferring Employees (if any), as at the Closing, no person whether for all or part of such person’s working time shall be employed or engaged by any Acquired Company nor shall any person have a right to become employed or engaged by any Acquired Company.

(vi) Release. Sellers shall procure that each Transferring Employee is released with effect from the Closing from any obligation to Sellers or any of their Affiliates that is inconsistent with such Transferring Employee becoming an employee of Purchaser or its Affiliates.

(b) General Benefit Provisions. Except to the extent necessary to avoid duplication of benefits, Purchaser will: (i) give each Transferring Employee full credit for such person’s service with Sellers and their Affiliates to the same extent recognized immediately prior to the Closing for purposes of eligibility and vesting (but not for purposes of determining the accrued benefit) under any employee benefit plans or arrangements maintained by Purchaser, in which such Transferring Employee is eligible or thereafter becomes eligible to participate, and (ii) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferring Employees under any welfare plan that such persons may be eligible to participate in, other than limitations or waiting periods that are already in effect with respect to such persons.

(c) Residual Employees.

(i) Sellers and Purchaser agree that to the extent permitted by law, no Residual Employees will transfer into the employment of Purchaser or any

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Affiliate of Purchaser (including, following the Closing, the Acquired Companies) by virtue of this Agreement or TUPE. To the extent that TUPE has effect so as to transfer to Purchaser, any Affiliate of Purchaser or any Acquired Company the contract of employment of any Residual Employee, Sellers will indemnify Purchaser in accordance with Section 8.3(a).

(ii) If the contract of employment of any Residual Employee is found or alleged to have effect after the Closing as if originally made with Purchaser, any Affiliate of Purchaser or any Acquired Company (whether or not through the operation of TUPE), Sellers or their Affiliates shall be entitled (but are not obliged) within the period of 10 Business Days of being informed of such finding or allegation make to such Residual Employee an offer in writing to employ such Residual Employee under a new contract of employment. Upon that offer being made, Purchaser will (forthwith upon being requested to do so by Sellers) terminate the employment of such Residual Employee. If no such offer is made, Purchaser shall be entitled to terminate the employment of such Residual Employee on the minimum notice required by applicable law, and Sellers will indemnify Purchaser in accordance with Section 8.3(a).

5.9. Use of Names and Marks. (a) The parties agree that Purchaser is not purchasing, acquiring or otherwise obtaining any ownership right, title or interest in and to any trademarks, service marks, brand names, domain names or trade, corporate or business names of Sellers (including, without limitation, the names “ACE” and “Brandywine”) (“Seller Marks”). Purchaser shall use reasonable best efforts to change the corporate name of AARe to remove the term “ACE,” and to change the corporate names of BRUK and SANV to remove the term “Brandywine,” in each case as soon as practicable following the Closing.

(b) To the extent the Seller Marks are used by the Acquired Companies on stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, computer programs or like materials (“Marked Materials”) existing on the Closing Date in the possession of the Acquired Companies, the Purchaser may use such Marked Materials after the Closing for a period of no more than 30 days without altering or modifying such Marked Materials, or removing such Seller Marks, but the Buyer shall not thereafter use such Seller Marks in any manner.

5.10. Change in Tort Law. If any significant change in federal law or judicial interpretation, or federal tort reform (a “Change in Tort Law”) occurs within two years following the Closing, the parties shall engage a mutually agreed upon independent actuary promptly following the second anniversary of the Closing Date to perform an analysis of the Reserves. If such actuary determines that the Reserves have been or may be reduced as a result of the Change in Tort Law, the Reserves shall be so reduced (if they have not been already) after taking into account net settlement of losses and

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reinsurance recoveries since the Closing and discount, and the Purchaser shall use all reasonable efforts, not including the payment of money by the Purchaser, to procure that the Acquired Companies shall pay Sellers an aggregate amount equal to one-half of such reduction in Reserves on an after-tax basis, provided that such payment shall become due and payable only upon approval of a distribution in the amount of such payment by the applicable Relevant Regulatory Authority. Purchaser shall procure that the Acquired Companies use reasonable commercial efforts to obtain approval of such Relevant Regulatory Authority for such a distribution. Sellers shall pay the fees and expenses of the independent actuary in connection with such review.

5.11. Asbestos Trust Fund. To the extent that an Act of the U.S. Congress, whether or not in effect as of the Closing Date, requires any Seller and/or its Affiliates to contribute to a trust fund to pay asbestos claims (the “Fund Contribution”), the parties shall promptly engage a mutually agreed upon independent actuary to perform an analysis of the Fund Contribution and, to the extent that such independent actuary determines that any portion of the Fund Contribution is attributable to the Acquired Liabilities as adjusted for discount and net settlement of losses and reinsurance recoveries since the Closing, the Purchaser shall use all reasonable efforts, not including the payment of money by the Purchaser, to procure that the Acquired Companies shall promptly pay or reimburse such portion of the Fund Contribution provided that (a) the obligations of the Acquired Companies pursuant to this Section 5.11 shall not exceed the Reserves as adjusted for net settlement of losses and reinsurance recoveries since Closing and discount, in respect of asbestos claims of the Acquired Companies as at the Closing Date, and (b) the amount of any payment owing under this Section 5.11 shall be reduced to the extent that Purchaser or any Affiliate of Purchaser or the Acquired Companies are also required to contribute to any such trust fund in respect of the Acquired Liabilities. Sellers shall pay the fees and expenses of the independent actuary in connection with such review.

5.12. Management and Administration. Sellers shall use commercially reasonable efforts to negotiate the amendment of the MOU prior to Closing to transfer responsibility for the management and administration of AARe as of the Closing from Resolute to Purchaser. If Sellers are able to negotiate such an amendment prior to the Closing, AARe ULAE will be increased by $20 million. If the Sellers are able to negotiate such an amendment after the Closing, or if NICO ceases to be responsible for the management and administration of AARe for any reason other than the natural expiry of the NICO Agreement, the AARe ULAE shall be increased by such proportion of $20 million as the parties shall agree is reasonable and the Sellers shall promptly pay such amount to AARe. For the avoidance of doubt, AARe shall not contribute to NICO’s costs under the MOU. The Sellers warrant that no other Person (other than, for periods prior to Closing, certain Affiliates of Sellers) has assumed responsibility for, and undertake that they will not take or omit to take any steps which would result in, or agree to, any Person other than the Purchaser (or a Person approved by the Purchaser) assuming responsibility for, the management and administration of claims relating to BRUK, SANV or the AEG Business.

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5.13. Transfer of R Account. Prior to the Closing, and if not achieved by the Closing, following the Closing, the parties shall use their best efforts to transfer to BRUK all the rights and obligations of AEG with respect to the R Account under Part VII of the Financial Services and Markets Act 2000 of the UK (the “Part VII Transfer”). The Sellers shall indemnify the Purchaser and the Acquired Companies in respect of all costs and expenses including legal and other professional fees incurred as a result of or in connection with the Part VII Transfer in accordance with Article VIII. AEG shall not be entitled to any fee, reimbursement or other benefit in relation to the R Account (together, the “R Account Benefits”) after the Part VII Transfer and all R Account Benefits arising after the Part VII Transfer not already held by BRUK shall be transferred to BRUK under the Part VII Transfer.

5.14. Transitional Services. For up to twelve months following the Closing, Sellers or their Affiliates shall provide the Acquired Companies with such services in relation to the Operations of the Acquired Companies that Sellers or their Affiliates (other than the Acquired Companies) provide the Acquired Companies as of the date hereof, other than services performed by the Transferring Employees. Such services shall be provided at Sellers’ (or their Affiliates’) actual costs (including the costs of any third-party licenses or sublicenses necessary to provide such services) to be paid by the Purchaser. Sellers may subcontract the provision of any such service to a third-party service provider with the prior consent of Purchaser, which consent shall not be unreasonably withheld, provided that if Purchaser unreasonably withholds such consent, Sellers will be under no further obligation to provide such service.

5.15. Further Assurances Regarding Software Licenses. Sellers shall at Purchaser’s request and Sellers’ cost at any time up to 12 months after the Closing Date give to Purchaser all reasonable assistance in obtaining any required consents of the licensors or other contracting parties to the change of control of any of the Acquired Companies under any licenses of Software included in the Acquired Company Intellectual Property. If any such consent is not obtained prior to the Closing, Sellers shall, at Purchaser’s request, procure that, for a period of up to 12 months following the Closing, alternative arrangements are put in place with effect from the Closing Date to carry out the data processing requirements of the Acquired Companies that are affected by the failure to obtain any such consent, and Sellers will be responsible for the cost of procuring such alternative arrangements other than any licensing or other ongoing fees in connection therewith, provided that Sellers shall be responsible for any fees relating to a change in control of the Acquired Companies even if called licensing fees.

5.16. 1792. Sellers will use all reasonable efforts to liquidate or merge The 1792 Company with AARe prior to the Closing.

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5.17. Reinsurance Recoverables on Paid Losses. Reinsurance recoverables on losses paid by the Acquired Companies prior to the Closing shall belong to Century.

5.18. Disputes on Commutations and Terminations. (a) The Sellers shall provide to the Purchaser a notice in writing containing a reasonable amount of detail of the terms of each commutation or termination undertaken pursuant to Section 4.1.5 within 5 Business Days of such commutation or termination being implemented, including an explanation of how such commutation or termination is consistent with the reserving basis applied by the relevant Acquired Company.

(b) Unless within 10 Business Days of the receipt by the Purchaser of the notice referred to in Section 5.18(a), the Purchaser gives notice in writing to the Sellers of any respect in which it considers that the commutation or termination that is the subject of the Sellers’ notice has been undertaken on a basis that is not consistent with the reserving basis applied by the relevant Acquired Company, the commutation or termination shall become final and binding.

(c) If the Purchaser gives notice to the Sellers pursuant to Section 5.18(b) and the matter or matters in dispute are not resolved within 20 Business Days of the receipt by the Purchaser of the Sellers’ notice referred to in Section 5.18(a), the matter or matters in dispute may be referred to the Umpire by any party for decision in accordance with the provisions of Exhibit C.

(d) The terms of the commutation or termination referred to the Umpire for consideration shall be adjusted in accordance with the decision of the Umpire. A corresponding adjustment shall be made to any payment made to an Acquired Company in relation to the commutation or termination by a payment either to or from the Acquired Company.

ARTICLE VI

TAX MATTERS

6.1. Tax Matters.

6.1.1. Tax Payments. (a) Sellers’ Responsibility. The Sellers shall pay or cause to be paid to the relevant taxing authorities, and shall reimburse and indemnify Purchaser and the Acquired Companies from and against (i) all federal Income Taxes of the Seller Consolidated Group for all periods or portions thereof ending on or prior to the Closing Date, (ii) all state, local and foreign Income Taxes of any combined, consolidated or unitary state, local or foreign group that includes an Acquired Company and of which any Seller or any of their Affiliates is a member for all periods or portions thereof ending on or prior to the Closing

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Date, (iii) all Income Taxes for which an Acquired Company may be held liable as a member of the Seller Consolidated Group pursuant to United States Treasury Regulations section 1.1502-6(a) or as a member of any combined, consolidated or unitary group of which a Seller or any of its Affiliates is or was a member pursuant to any similar provision of any state, local or foreign law with respect to periods ending on or prior to the Closing Date, and (iv) all Taxes for which a Seller is responsible pursuant to Section 6.1.5. The Sellers shall also pay to the relevant taxing authorities, and shall reimburse or indemnify Purchaser and any Acquired Company from and against, all Taxes that are or may become payable by such Acquired Company or chargeable as a Lien upon the assets thereof and that are (x) attributable to any period or a portion thereof ending on or prior to the Closing Date, or (y) payable as a direct consequence of or arising as a direct result of the Transactions (excluding any Tax payable as a consequence of or arising out of the operations or activities of the Acquired Companies following the Closing and excluding any loss or limitation on any Tax attribute or Tax benefit resulting from the change of control of the Acquired Companies or the inclusion of the Acquired Companies in a new consolidated or affiliated Tax group). The Sellers also agree to indemnify the Purchaser and any Acquired Company for any Taxes arising from the breach of any representation or warranty contained in Section 3.1.12 and all losses (including Taxes) resulting from or arising out of the nonperformance, partial or total, of any covenant or agreement of Sellers contained in this Article VI. The Sellers’ obligations to reimburse or indemnify under this Section 6.1.1 shall include an obligation to indemnify Purchaser in respect of reasonable third party fees, expenses and court costs relating to the subject matter of a claim under this Article VI.

(b) The Purchaser’s Responsibility. Purchaser shall pay or cause to be paid to the relevant taxing authorities, and shall reimburse and indemnify Sellers from and against, (i) all Taxes that are or may become payable by an Acquired Company or chargeable as a Lien upon the assets thereof and that are attributable to any period or a portion thereof ending after the Closing Date and (ii) all losses (including Taxes) resulting from or arising out of the nonperformance, partial or total, of any covenant or agreement of Purchaser contained in this Article VI. Purchaser’s obligations to reimburse or indemnify under this Section 6.1.1. shall include an obligation to indemnify the Sellers in respect of reasonable third party fees, expenses and court costs relating to the subject matter of a claim under this Article VI.

6.1.2. Returns. (a) Sellers’ Responsibility. Purchaser and the Seller owning an Acquired Company will cause such Acquired Company, to the extent permitted by law, to join, for all periods or portions thereof ending on or prior to the Closing Date, in any Return of the Seller Consolidated Group and in any unitary, combined or consolidated group state or local Return or Group Relief

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claim that includes such Acquired Company. Such Seller shall prepare, consistent with past practice and to the extent permitted by law, and Purchaser and such Seller shall cooperate to timely file, or cause to be prepared and timely filed, with the relevant taxing authorities (i) all Returns or claims relating to the business or assets of such Acquired Company that are required to be filed for any period ending on or prior to the Closing Date and (ii) all Returns or Group Relief claims contemplated by the immediately preceding sentence. Except as provided in Section 6.1.8, such Seller shall prepare or cause to be prepared, consistent with past practice to the extent permitted by law, all Returns and Group Relief claims relating to the business or assets of such Acquired Company that cover periods beginning on or before the Closing Date and ending after the Closing Date, other than a Return or Group Relief claim contemplated in the first sentence of this Section 6.1.2(a) (each, a “Straddle Return”). In the case of any Straddle Return, such Seller shall provide Purchaser a draft of such Straddle Return and Tax information (including, without limitation, work papers and schedules) for review of such Straddle Return in a timely manner no later than forty-five (45) days prior to the due date (taking into account valid extensions) of such Straddle Return. Unless Purchaser delivers written notice of objections as specified in this Section 6.1.2(a), each such draft Straddle Return shall be final and binding on the parties without further adjustments. Within ten (10) days following delivery of such draft Straddle Return, Purchaser shall have the right to object to any item on any such draft Straddle Return. If Purchaser objects to any such item, the parties shall resolve their dispute pursuant to the Tax Dispute Resolution Mechanism. Upon resolution of all disputed items, such Straddle Return shall be adjusted to reflect such resolution and shall be final and binding on the parties without further adjustment. Once such Straddle Return is binding and final, each party shall cause the appropriate Person to execute such Straddle Return, and Purchaser shall timely and duly file (or cause to be timely and duly filed) such Straddle Return with the appropriate taxing authority.

(a) Purchaser’s Responsibility. Purchaser shall prepare and timely file, or cause to be prepared and timely filed, with the relevant taxing authorities all Returns relating to the business or assets of each Acquired Company other than those Returns described in Section 6.1.2(a).

6.1.3. Apportionment. For purposes of Sections 6.1.1 and 6.1.2, any liability for Taxes attributable to a period that begins on or before and ends after the Closing Date shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date (a) in the case of real and personal property Taxes, by apportioning such Taxes on a per diem basis, and (b) in the case of all other Taxes, on the basis of the actual activities of the relevant Acquired Company as determined from the books and records of such Acquired Company for such partial period, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a per diem basis.

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6.1.4. Audits and Other Proceedings; Cooperation; Reporting. (a) Following the Closing Date, the Sellers shall, at their sole cost and expense, control the conduct of all stages of any audit or other administrative or judicial proceeding with respect to the federal Income Tax liability of the Seller Consolidated Group, and each Seller shall, at its sole cost and expense, control the conduct of all stages of any audit or other administrative or judicial proceeding with respect to: (i) any unitary, combined or consolidated foreign, state or local Return that includes an Acquired Company of such Seller and such Seller or any of its Affiliates, and (ii) the Tax liability of such Acquired Company for any period ending on or prior to the Closing Date. Purchaser will control the conduct of all other audits or administrative or judicial proceedings with respect to the Tax liability of such Acquired Company for any period ending after the Closing Date. With respect to any audit or other proceeding that it controls, each Seller (A) shall give prompt notice to Purchaser in writing of any Tax adjustment proposed in writing pursuant to any audit or other proceeding controlled by such Seller with respect to the assets or activities of any Acquired Company; (B) upon Purchaser’s reasonable request will discuss with Purchaser and its counsel the position that such Seller intends to take regarding any issue concerning such assets or activities; and (C) will not, and will not permit any of its Affiliates to, enter into any settlement or agreement in compromise of any proposed adjustment which purports to bind Purchaser or such Acquired Company with respect to any period ending after the Closing Date without the written consent of Purchaser, which consent will not be unreasonably withheld. Purchaser (x) will give prompt notice to such Seller in writing of the commencement of any audit or other proceeding which could give rise to a claim for payment against such Seller under this Agreement; (y) with respect to any audit or proceeding controlled by Purchaser, afford such Seller and its counsel a reasonable opportunity to participate at its own expense in the conduct of any administrative or judicial proceeding regarding a proposed adjustment described in clause (x) above including, without limitation, the right to participate in conferences with taxing authorities and submit pertinent material in support of such Seller’s position; and (z) will not, and will not permit any of its Affiliates to, accept any proposed adjustment or enter into any settlement or agreement in compromise which would result in a claim for indemnification against such Seller pursuant to this Agreement without such Seller’s written consent, which consent will not be unreasonably withheld. If the Purchaser fails to give the Sellers prompt notice as required under (x), then the Sellers shall remain liable to indemnify for any loss arising from such audit except to the extent that Sellers are materially prejudiced by Purchaser’s failure to give prompt notice. If either the Sellers or Purchaser shall withhold their consent with respect to any audit and Seller or Purchaser are unable to agree, such dispute

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shall be resolved pursuant to the Tax Dispute Resolution Mechanism. The procedures in this Section 6.1.4(a), and not the procedures in Section 8.4, shall govern the conduct of any audit or other governmental proceeding with respect to Taxes described herein.

(b) Purchaser and each Seller shall cooperate, and Purchaser shall cause the Company to cooperate with such Seller, with respect to any Tax audit or administrative or court proceeding relating to Taxes referred to in Section 6.1.4(a). Such cooperation shall include providing all relevant information available to such Seller or Purchaser, as the case may be, with respect to any such audit or proceeding and making personnel available at and for reasonable times, provided, that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties. Purchaser and such Seller shall cooperate with respect to the preparation and filing of any Return or claim for which the other is responsible pursuant to Section 6.1.2. Such Seller, Purchaser and their respective Affiliates shall report all payments pursuant to Sections 2.5, 6.1 and 8.3 as adjustments to the purchase price for the Shares to be sold by such Seller for all Tax purposes and shall take no position to the contrary in any Return, any proceeding before any taxing authority or otherwise.

6.1.5. Transaction-Related Taxes. Sellers shall be responsible for, and shall pay or cause to be paid, any sales, use, transfer, stamp, duties, gains, recording and similar Taxes that relate to the consummation of the Transactions.

6.1.6. Tax Sharing. On or before the Closing Date, each Seller shall terminate, or cause its Affiliates to terminate, all Tax sharing or Group Relief agreements and arrangements between an Acquired Company owned by such Seller, on the one hand, and such Seller or any of its Affiliates, on the other hand, and no additional payments shall be made thereunder after the Closing Date.

6.1.7. Tax Refunds. Each Seller shall be entitled to any Tax refund or other benefits or saving received by Purchaser or an Acquired Company in respect of an Acquired Company sold by such Seller (net of any Taxes payable by Purchaser, its Affiliates or such Acquired Company as a result of the receipt of such refunds and any reasonable out-of-pocket fees or expenses, including attorneys’ and accountants’ fees, payable by Purchaser, its Affiliates or such Acquired Company in connection with the receipt thereof) and attributable to a period or portion thereof ending on or prior to the Closing Date. Any refunds or credits of Taxes of such Acquired Company for any period beginning on or before the Closing Date and ending after the Closing Date shall be apportioned between such Seller and Purchaser in the same manner as the liability for such Taxes is apportioned pursuant to Section 6.1.3.

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6.1.8. Tax Dispute Resolution Mechanism. Wherever in this Section 6.1 or in Section 8.5 it shall be provided that a dispute shall be resolved pursuant to the “Tax Dispute Resolution Mechanism,” such dispute shall be resolved as follows: (i) the parties to such dispute will in good faith attempt to negotiate a settlement of the dispute, (ii) if the parties to such dispute are unable to negotiate a resolution of the dispute within 30 days, the dispute will be submitted to the national office of an independent “Big Four” Accounting Firm reasonably satisfactory to each Seller that is party to such dispute and to Purchaser (the “Tax Dispute Accountants”), (iii) the parties to such dispute will present their arguments to the Tax Dispute Accountants within 10 days after submission of the dispute to the Tax Dispute Accountants, (iv) the Tax Dispute Accountants will resolve the dispute, in a fair and equitable manner and in accordance with the applicable Tax law, within 20 days after the parties to such dispute have presented their arguments to the Tax Dispute Accountants, whose decision shall be final, conclusive and binding on the parties to such dispute, (v) any payment to be made as a result of the resolution of a dispute shall be made, and any other action to be taken as a result of the resolution of a dispute shall be taken, on or before the later of (A) the date on which such payment or action would otherwise be required or (B) the third business day following the date on which the dispute is settled or resolved (in the case of a dispute resolved by the Tax Dispute Accountants, such date being the date on which the parties to such dispute receive written notice from the Tax Dispute Accountants of their resolution) and (vi) the fees and expenses of the Tax Dispute Accountants in resolving a dispute will be borne equally by the Sellers that are parties to such dispute and Purchaser, respectively.

6.1.9. Section 338. No election pursuant to Section 338 of the Code shall be made by Purchaser in respect of the acquisition of any Acquired Company.

6.1.10. Miscellaneous. (a) Notwithstanding any provision in this Agreement to the contrary, the obligations of the Sellers to indemnify and hold harmless the Purchaser and each Acquired Company under this Article VI, and the obligations of the Purchaser to indemnify and hold harmless the Sellers under this Article VI, shall survive the Closing and shall remain in full force and effect until 90 days after the expiration of the applicable statutes of limitations on assessment or collection of tax (taking into account any extensions or waivers thereof).

(b) For the avoidance of doubt, Section 8.2 shall not apply in respect of any indemnity provided for in this Article VI.

(c) From and after the date of this Agreement, the Sellers shall not without prior written consent of the Purchaser (which may, acting reasonably, withhold such consent) make, or cause or permit to be made, any Tax election not consistent with prior practices that would materially affect any Acquired Company.

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(d) For the avoidance of doubt, Sellers shall retain control, at their sole cost and expense, of the United Kingdom Inland Revenue inquiry into the 2002 Return of BRUK as well as any other Returns attributable to a period ending on or before the Closing Date which may be affected by this inquiry, subject to the right of Purchaser to be consulted in respect of any aspect of such inquiry having any effect on the Purchaser or any Acquired Company after the Closing. Sellers shall also retain control over any decisions relating to the amount of losses that will be surrendered by BRUK by way of Group Relief in periods ending on or before the Closing Date.

ARTICLE VII

TERMINATION

7.1. Termination. This Agreement may be terminated at any time prior to the date of Closing by:

(a) the mutual written consent of the parties hereto;

(b) any party, by written notice to the other parties, if the Closing shall not have occurred on or before September 30, 2005 or such later date as may be approved in writing by the parties; provided, however, that prior to October 31, 2005 this Agreement may not be terminated pursuant to the foregoing provision, if the parties are proceeding diligently and in good faith to close the Transactions and the sole unfulfilled condition precedent to the Closing is the approval or disapproval of the Transactions by any Relevant Regulatory Authority, and the required filings have been made, are being prosecuted in good faith and have not been denied. Notwithstanding the provisions of this subsection (b), if the failure to close the Transactions within the time periods set forth above is attributable to a party’s malfeasance or the breach of any of its covenants hereunder, such party will not be entitled to terminate this Agreement pursuant to this subsection (b);

(c) notwithstanding subsection (b) above, any party, at any time (x) after the final refusal to consent to the transfer of the AARe Shares, the BRUK Shares or the SANV Shares as contemplated herein by a Relevant Regulatory Authority, or (y) if any action is taken by the United States Federal Trade Commission or Department of Justice, or any other applicable competition regulator, with respect to the Transactions pursuant to the HSR Act or any other applicable competition law prior to the expiration of the statutory waiting period or the early termination thereof;

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(d) Sellers, if there shall have been any material breach of any covenant of Purchaser hereunder, or Purchaser, if there shall have been any material breach of any covenant of a Seller hereunder, and in each case such breach shall not have been remedied within thirty (30) days after the receipt by the breaching party of a notice in writing specifying the nature of such breach and requesting that such breach be cured; or

(e) Sellers if Purchaser shall be, and Purchaser if a Seller shall be, unable to pay its liabilities when due, or has filed a voluntary petition in bankruptcy, or is adjudicated bankrupt or insolvent, or if any receiver is appointed for its business or property, or if any trustee in bankruptcy or insolvency shall be appointed under applicable laws, and such receiver or trustee has not been discharged within 30 days after such appointment.

7.2. Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, such termination shall be without liability of any party, or any Affiliate of such party, to the other parties to this Agreement, except for the liabilities, if any, of any party with respect to the payment of expenses pursuant to the second sentence of Section 5.3 and to Section 9.3 hereof and except for the obligations with respect to the Confidentiality Agreement pursuant to Section 5.2(b) hereof; provided, however, that if such termination shall result from (a) the breach by a Seller of its representations, warranties or covenants or agreements set forth in this Agreement, or the failure to fulfill the conditions to the Closing set forth in Sections 4.1.1(a)(i), 4.1(a)(iii) (to the extent relating to consents to be obtained by Sellers), 4.3.5, 4.3.6 or 4.3.7, Seller shall be liable for any and all damages, costs and expenses (including reasonable counsel fees but excluding consequential damages) sustained or incurred by Purchaser, or (b) the breach by Purchaser of its representations, warranties or covenants or agreements set forth in this Agreement, Purchaser shall be liable for any and all damages, costs and expenses (including reasonable counsel fees but excluding consequential damages) sustained or incurred by Sellers, provided in each case that in no event will a party be liable for any costs of another party pursuant to this Section 7.2 in an amount in excess of $250,000. The parties agree that such reimbursement of costs and expenses shall be a payment of liquidated damages, and shall be that party’s sole and exclusive remedy for a breach by any other party of its obligations to consummate the Transactions or a breach of its representations, warranties or covenants or agreements set forth in this Agreement that results in the termination of this Agreement.

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ARTICLE VIII

INDEMNIFICATION

8.1. Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement or pursuant to the Sellers’ Disclosure Schedules, or any other schedule, certificate, instrument or document delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the Closing for a period of four months after the end of the calendar year following the calendar year in which the Closing takes place; provided, however, that the representations and warranties contained in Sections 3.1.10 and 3.1.12 shall terminate upon the expiration of the applicable statute of limitations period (including extensions thereof) for any claims made in respect of the matters referred to in such Sections and provided, further, that the representations and warranties of Sellers contained in Sections 3.1.2 and 3.1.20 shall survive the Closing and remain in effect indefinitely. Any and all covenants and agreements contained herein shall survive until performed pursuant to the terms hereof or waived. Notwithstanding the foregoing, any covenant, representation or warranty as to which a claim shall have been instituted prior to the applicable expiration date as herein provided shall continue to survive until such claim has been finally decided, settled or adjudicated.

8.2. Limitations on Indemnification. (a) No indemnified party will be entitled to make a claim against an indemnifying party pursuant to Section 8.3(a) or 8.3(b) unless and until the aggregate amount of claims which may be asserted for Indemnifiable Losses (as hereinafter defined) pursuant to such sections exceeds $300,000 in the aggregate, in which case such indemnifying party’s liability shall be for the whole amount of such Indemnifiable Losses, and not just the excess, and in the case of indemnification pursuant to Section 8.3(a)(i), 8.3(a)(ii) or 8.3(b), but not in the case of 8.3(a)(iii) or 8.3(a)(iv), no more than $2.5 million in the aggregate. In addition, Purchaser agrees that Sellers make no representations or warranties whatsoever with respect to the Reserves, the development or adequacy thereof, or the collectibility of ceded reinsurance agreements, with respect to the insurance or reinsurance liabilities of any of the Acquired Companies, and that Sellers shall not be liable for any indemnity with respect to the foregoing. For purposes of this Agreement, (i) ”indemnified party” means a Person entitled to indemnification under this Agreement, (ii) ”indemnifying party” means a Person required to provide indemnification under this Agreement, and (iii) ”Indemnifiable Losses” means any and all damages, claims, demands, losses, liabilities or expenses (including reasonable attorneys fees and expenses and court costs) for which an indemnified party is entitled to indemnification under this Article VIII; provided, that no single or unrelated claim for breach of any representation or warranty shall be deemed an Indemnifiable Loss under this Article VIII, unless and until the amount of such claim equals or exceeds $10,000, and, provided, further, that in each case in which a breach of representation and warranty creates entitlement to indemnification under this Article VIII, the amount of an Indemnifiable Loss shall be determined without taking into account any qualification as to materiality or Material Adverse Effect contained therein.

(b) As between the parties (and, after the Closing, the Acquired Companies) and their respective Affiliates, directors, officers, agents and representatives, except for other rights and obligations expressly contained in this Agreement or any other

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agreements to be executed in connection with the Transactions, the rights and obligations set forth in this Article VIII will be the exclusive rights and obligations with respect to this Agreement, the events giving rise to this Agreement and the Transactions.

8.3. Indemnity. (a) Subject to Section 8.2 in the case of clauses 8.3(a)(i) and (ii) below (but not subject to Section 8.2 in the case of clauses 8.3(a)(iii), (iv), (v) and (vi) below), Sellers hereby jointly and severally indemnify Purchaser, its Affiliates (including the Acquired Companies) and their respective directors, officers, employees and agents, and hold such parties harmless from and against and in respect of, and shall on demand pay or reimburse Purchaser, its Affiliates (including the Acquired Companies) and their respective directors, officers, employees and agents, for, any and all losses, damages, liabilities, claims, demands, deficiencies, judgments, settlements, costs and expenses of any nature whatsoever (including, without limitation, the reasonable fees and expenses of Purchaser’s counsel and court costs), whether or not resulting from third party claims (but excluding any consequential, punitive, exemplary, lost profits or similar damages), resulting from or arising out of (i) the breach of any representation or warranty made by Sellers, (ii) the nonperformance, partial or total, of any covenant or agreement of Sellers contained in this Agreement (other than the covenants and agreements set forth in Article VI, the indemnification for nonperformance of which is addressed therein), (iii) the employment of any Transferring Employee prior to the Closing or the employment or termination of any Residual Employee at any time (irrespective of the identity of the party that effects that termination of employment) and any failure by Sellers to inform and consult with appropriate representatives of Transferring Employees or Residual Employees in accordance with TUPE, (iv) any employee benefit plan (as such term is defined in Section 3(3) of ERISA) or any other employee benefit or compensation arrangement (including without limitation the ACE INA UK Retirement Savings Plan) that is or was sponsored, contributed to or maintained by any Seller, any Affiliate of any Seller or any Acquired Company or by any entity that is within the same controlled group of companies as any Seller or any subsidiary (as defined in Section 414 of the Code) of any Seller or in which any of the Acquired Companies participated, (v) the Part VII Transfer, pursuant to Section 5.13, or (vi) any alleged breach by any of the Acquired Companies prior to the Closing of (A) any United Kingdom, United Nations or European Union sanctions in connection with the events and circumstances set forth in Sellers’ Disclosure Schedule 3.1.11 or (B) any antitrust legislation in connection with the events and circumstances set forth in Sellers’ Disclosure Schedule 3.1.26, provided that such losses, damages, liabilities, claims, demands, deficiencies, judgments, settlements, costs or expenses do not arise out of any actions of the Purchaser or the Acquired Companies following the Closing.

(b) Subject to Section 8.2, Purchaser hereby indemnifies each Seller and their respective Affiliates, and their respective directors, officers, employees and agents, and holds such parties harmless from and against and in respect of, and shall on demand pay or reimburse Sellers and their respective Affiliates, and their respective directors,

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officers, employees and agents, for any and all losses, damages, liabilities, claims, demands, deficiencies, judgments, settlements, costs and expenses of any nature whatsoever (including, without limitation, the reasonable fees and expenses of Sellers’ counsel and court costs), whether or not resulting from third party claims (but excluding any consequential, punitive, exemplary, lost profits or similar damages), resulting from or arising out of (i) the breach of any representation or warranty made by Purchaser or (ii) the nonperformance, partial or total, of any covenant or agreement of Purchaser contained in this Agreement (other than the covenants and agreements set forth in Article VI, the indemnification for nonperformance of which is addressed therein).

8.4. Third Party Claims. If a claim by a third party is made against a party indemnified pursuant to this Article VIII, and if such indemnified party intends to seek indemnity with respect thereto under this Article VIII, the indemnified party shall promptly (and in any case within 30 days after such claim being made) notify the indemnifying party of such claim; provided, however, that any failure of the indemnified party to notify promptly the indemnifying party of such claim shall not relieve the indemnifying party of its obligations pursuant to this Article VIII except to the extent that the indemnifying party would be materially prejudiced under this Article VIII as a result of such failure. Upon acknowledging in writing its obligation to indemnify such indemnified party hereunder, the indemnifying party shall have the right (but not the obligation) to undertake, conduct and control, through counsel of its own choosing and at the indemnifying party’s expense, the settlement or defense thereof, provided the indemnifying party (i) proceeds in good faith, expeditiously and diligently and (ii) provides the indemnified party a written undertaking reasonably acceptable as to form and substance to the indemnified party (A) to absolutely and unconditionally, irrespective of any defense based on this Article VIII or otherwise, pay promptly the full amount of any final judgment with respect to such claim and (B) to post any necessary bonds or other security required in order to stay any judgment pending an appeal in the event that the indemnifying party shall elect to prosecute such appeal; the indemnified party shall cooperate with the indemnifying party or parties electing to defend in connection therewith, provided that the indemnifying party shall permit the indemnified party or parties to participate in such settlement or defense through counsel chosen by the indemnified party, provided that (except as provided below) the fees and expenses of such counsel shall be borne by the indemnified party. Without the prior written consent of the indemnified party, which consent shall not unreasonably be withheld or delayed, the indemnifying party will not enter into any settlement of any such claim. If the indemnifying party does not serve on the indemnified party by certified mail, postage prepaid, return receipt requested, a written notice of its intention to defend or does not commence to contest any matter within 10 Business Days after receipt of notice from the indemnified party of the existence of such matter, or if the indemnifying party disputes it is liable to the indemnified party for any sum pursuant to this Article VIII or fails to deliver the undertaking described above, the right to defend such claim shall be deemed waived, and the indemnified party shall have full right and power to defend or otherwise

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deal with, settle and dispose of the matter (and, subject to Section 8.2, shall be indemnified for the fees and expenses of counsel retained for such purpose); provided, however, that the indemnified party or parties will not enter into any settlement or pay (except pursuant to a final court order or judgment) any such claim without the prior written consent of the indemnifying party, which consent shall not unreasonably be withheld or delayed. Notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim without the prior written consent of the indemnifying party, provided that in such event such party or parties shall waive any right to indemnity therefor by the indemnifying party.

8.5. Exclusive Remedy, etc. (a) Other than with respect to Taxes, the indemnities provided for in this Article VIII shall be the sole and exclusive remedies of Purchaser, the Acquired Companies or Sellers, as the case may be, after the Closing; provided, that nothing herein shall limit in any way any such Party’s remedies in respect of fraud or intentional misrepresentation or omission by the other Party in connection herewith or the Transactions or the rights of such Party to such equitable remedies as may be available.

(a) Any (i) indemnity payment pursuant to this Article VIII in respect of any claim or (ii) any payment with respect to Tax under any provision of this Agreement shall be increased by the amount of any Tax detriment (which shall include, for the avoidance of doubt, the receipt of any indemnity payment being taxable in the recipient’s hands) and reduced by the amount of any Tax benefit realized by the indemnified party by reason of such claim, provided that such Tax benefits and such Tax detriments shall be given effect to for purposes of this Section 8.5(b) only if and to the extent such Tax detriments or Tax benefits, respectively, are actually realized by the indemnified party, and based on the assumption that the items giving rise to such Tax benefits or Tax detriments, respectively, are utilized by the indemnified party only after all other relevant Tax items have been taken into account, and provided further that in the event that any such Tax benefit of the indemnified party is subsequently disallowed, the indemnifying party shall make an additional payment to the indemnified party equal to the amount of any Tax detriment resulting from such disallowance. All Tax detriments and Tax benefits described above shall be determined by the indemnified party, which determination, in the absence of manifest error shall be binding on the parties, unless the indemnifying party, acting reasonably, disagrees with the indemnified party’s determination, in which case such dispute shall be resolved pursuant to the Tax Dispute Resolution Mechanism.

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ARTICLE IX

MISCELLANEOUS

9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by internationally-recognized overnight courier service or by first-class registered or certified mail, postage prepaid, return receipt requested, addressed:

if to Century:

1601 Chestnut Street

Philadelphia, Pennsylvania 19103

Attention: Corporate Secretary

If to AII:

1 Beaver Valley Road

Wilmington, Delaware 19803

Attn: Company Secretary

in each case with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Nicholas F. Potter, Esq.

if to Purchaser:

Randall & Quilter Investment Holdings Limited

Shepherds Oast

70 The Heath

East Malling

Kent ME19 6JL

England

Attention: Ken Randall

with a copy to:

Lovells

900 Third Avenue, 16th Floor

New York New York 10022

Attention: David Alberts, Esq.

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and

Lovells

Atlantic House

Holborn Viaduct

London EC1A 2FG

United Kingdom

Attention: Charles Rix, Esq.

Sellers or Purchaser may designate another addressee or change its address for notices and other communications hereunder by a notice given to the other parties in the manner provided for herein.

9.2. Entire Agreement. This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof, except for the Confidentiality Agreement, and together with the Confidentiality Agreement and the Ancillary Agreements contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

9.3. Expenses. Except as otherwise provided in this Agreement, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Ancillary Agreements and the Transactions, including those incurred due to the engagement of consultants and advisors.

9.4. Public Announcements. At all times at or before the Closing, Sellers and Purchaser will not issue or make any reports, statements or releases to the public with respect to this Agreement, the Ancillary Agreements or the Transactions without the consent of the other. If Sellers are unable to obtain the approval of its public report, statement or release from Purchaser, or Purchaser is unable to obtain the approval of its public report, statement or release from Sellers, and such report, statement or release is, in the opinion of legal counsel to such party, required by applicable law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the Sellers (in the case of the Purchaser) or the Purchaser (in the case of the Sellers) with a copy thereof. Sellers shall obtain Purchaser’s, and Purchaser shall obtain Sellers’, prior approval of any press release to be issued immediately following the Closing announcing the consummation of the Transactions, such approval not to be unreasonably withheld. Thereafter the provisions of this Section 9.4 shall cease to apply to Sellers and Purchaser.

9.5. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a

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waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

9.6. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto. If at any time prior to the Closing Date, any party notifies the others that it has determined that there is a more Tax efficient structure by which to give effect to the Transactions than the one contemplated by this Agreement, each other party shall review such proposed structure in good faith to determine if it is adverse to such party from a Tax or other perspective (including, without limitation, its effects on the likelihood of receiving necessary governmental approvals and of consummating the Transactions in the first quarter of 2005), and if such party determines that such proposed structure is not so adverse to it, to use commercially reasonable efforts to negotiate with the other parties any amendment, supplement or modification to this Agreement required to implement such structure.

9.7. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and its respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article VIII.

9.8. No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except for assignments and transfers by operation of law, and except that any party may assign this Agreement to any of its Affiliates without the consent of the other parties, provided that (a) no such assignment shall in any way affect the obligations or liabilities of the assigning party under this Agreement, which shall remain in effect notwithstanding such assignment, and (b) if such assignee shall cease to be an Affiliate of such assigning party, such assignee shall transfer back to such assigning party all such assigned rights and benefits prior to such assignee ceasing to be an Affiliate of such assigning party. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

9.9. Interpretation.

9.9.1. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9.9.2. The word “including”, where used in this Agreement, shall mean “including without limitation”.

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9.10. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable, under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.12. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to the provisions thereof relating to conflicts of law, other than Section 5-1401 of the General Obligations Law of the State of New York. The parties each irrevocably submit to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in the County of New York over any suit, action or proceeding arising out of or relating to this Agreement. The parties each irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in any such court and any claim that any such proceeding brought in such court has been brought in an inconvenient forum. Each party agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding on it and may be enforced in any court to the jurisdiction of which it is subject by a suit upon such judgment.

9.13. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE

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FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

ACE INA INTERNATIONAL HOLDINGS, LTD.

By:
Title:

CENTURY INDEMNITY COMPANY

By:
Title:

RANDALL & QUILTER INVESTMENT HOLDINGS LIMITED

By:
Title:

Exhibit A-1

Determination of Balance Sheets and Surpluses

Pursuant to Sections 2.3 and 2.5 of the Agreement, this Exhibit A-1 sets forth the principles, procedures and practices that Purchaser and Sellers agree to apply in determining the Estimated Closing Balance Sheet, the Estimated Closing Total Surplus, the Closing Balance Sheet and the Closing Total Surplus of each Acquired Company.

Illustrations based upon the balances of each Acquired Company as at December 31, 2003 are attached at Exhibit A-2, Exhibit A-3 and Exhibit A-4. The actual Estimated Closing Balance Sheet and Closing Balance Sheet of each Acquired Company may have different columns and line items from the attached illustrations.

ACE American Reinsurance Company

The Balance Sheet will be prepared on a SAP basis as defined in the Agreement, modified where applicable as described in the notes below.

In particular and by way of explanation the following notes to Exhibit A-2 are provided:

1. AARe Statutory

The starting point shall be the audited SAP balance sheet for AARe as at December 31, 2003.

2. Gross Up Reserves & Unwind Discount on Reserves

The Loss and Allocated Loss Adjustment Expense Reserves and the ULAE Reserves will be grossed up for any applicable reinsurance. This applicable reinsurance will be shown separately on the asset side of the balance sheet. While this is not a strict statutory balance sheet presentation, it does allow the effect of the various commutations contemplated to be seen more clearly.

Any existing discount on the reserves (both gross and unpaid reinsurance) will similarly be unwound.

3. Tillinghast Reserve Adjustments

The Loss and Allocated Loss Adjustment Expense Reserves (after giving effect to the gross-up set forth in paragraph 2) and corresponding reinsurance recoverable shall be adjusted to the Scenario 2 levels as included in the Tillinghast Report (after application of the Tillinghast Allocation Methodology), as defined in the Agreement. The Acquired Liabilities of AARe will be determined pursuant to the Tillinghast Allocation Methodology.

To the extent applicable, the effect of taxation should be provided for (see also paragraph 7b).

4. Movements January 1, 2004 to Closing Date

All balance sheet line items will be adjusted by actual cash receipts and payments made between January 1, 2004 and the Closing Date. In addition the following items will be re-valued in accordance with SAP to their values at the Closing Date:

Cash and short-term investments

Bonds

Accrued Investment Income

Other Invested Assets

Receivable for Securities

Common Stocks

Only adjustments in respect of cash receipts and payments and movements among balance sheet accounts in the ordinary course may be made to the Loss and Allocated Loss Adjustment Expense Reserves, ULAE Reserves and Reinsurance Recoverable on Unpaid Losses. No profit or loss on these items will be recognised as a result of any reserve developments or bad debts incurred in the period between January 1, 2004 and the Closing Date.

Finally, to the extent applicable, the effect of taxation should be provided for in respect of these movements (see also paragraph 7b).

5. Affiliated Company Commutations

The various commutations shall be shown in separate columns for each commutation. Commutations will occur with effect as of the Closing.

The balances to be commuted will be the applicable Loss And Allocated Loss Adjustment Expense Reserves, any ULAE Reserves and Reinsurance Recoverable on Unpaid Losses, after taking account of the Tillinghast Reserve Adjustments referred to in paragraph 3 above.

Any actual cash receipts or payments from January 1, 2004 to the effective date of the commutation will similarly be taken into consideration in arriving at the balances to be commuted.

Finally, the balances will be commuted with a cash amount equal to 77.5% of the net Reserves payable or Reinsurance Recoverable on unpaid losses, provided that the $200 million balance in respect of the NICO Agreement will be commuted with a cash amount equal to 76.25% of the net Reserves payable or Reinsurance Recoverable on unpaid losses.

Any balances due to or from Affiliated Companies on paid losses will be treated as part of the contemplated pre-Closing distribution to the Sellers or will otherwise be cleared on a dollar for dollar basis either on or before the Closing Date (i.e., such balances will NOT be discounted).

Finally, to the extent applicable, the effect of taxation should be provided for in respect of these movements (see also paragraph 7b).

6. Transfer of Reinsurance Recoverables on Paid Losses

All reinsurance recoverables related to losses paid prior to the Closing shall remain the sole property of Sellers or their Affiliates after the Closing and will be reflected as such for the purposes of calculating the Estimated Closing Surplus and Closing Total Surplus. Any such amounts collected by AARe subsequent to the Closing Date will be passed through to the Sellers as and when collected.

7. Assets/Liabilities Assumed By Sellers

a.)	Certain assets and liabilities, notably inter-company balances will be assumed by the Sellers on or prior to the Closing Date with an equivalent net cash amount transferred to or from AARe by the Sellers.

b.)	Any net deferred tax asset remaining on the balance sheet will be transferred to the Sellers on or prior to the Closing and will not be taken into account in arriving at the Closing Surplus of the AARe. However, any net deferred tax liability remaining at Closing on the balance sheet will be recognized in full in arriving at the Closing Surplus.

8. Adjust ULAE, Bad Debt and Statutory Discount

The net undiscounted Loss and Allocated Loss Adjustment Expense Reserves will be discounted by 22.5%, provided that the net undiscounted Loss and Allocated Loss Adjustment Expense Reserves in respect of the NICO Agreement will be discounted by 23.75%.

The ULAE provision will not be discounted for the time value of money and will be adjusted to $34 million per the definition of AARe ULAE included in this agreement.

The Provision for Bad and Doubtful Debts in respect of Reinsurance Recoverable on Unpaid Losses will be taken to be the higher of AARe’s own evaluation, using its own methodology consistent with past practice (i.e., based on S&P or equivalent ratings for each reinsurer), discounted by 22.5% (or 23.75% in the case of the Provision for Bad and Doubtful Debts in respect of Reinsurance Recoverable on Unpaid Losses in respect of the NICO Agreement) and the Schedule F Provision for Reinsurance at December 31, 2004.

9. Special Asset

For the purposes of the Estimated Closing Balance Sheet of AARe and for the calculation of the Estimated Closing Surplus of AARe, an asset referred to as the AARe Special Asset shall be shown in the amount of $2.5 million.

The AARe Special Asset will not appear on the Closing Balance Sheet and will not be taken into account in the calculation of the Closing Total Surplus of AARe.

10. Distribution to Sellers

The total amount of the Distribution to the Sellers at the Closing will be such as to leave a Closing Surplus of $25 million, which will include AARe’s investment in SANV.

The assets are to be distributed to the Sellers in the following order:

Firstly, any remaining balances due to/from affiliates;

Secondly, any net deferred tax asset, to the extent admitted;

Thirdly, Common Stocks except for AARe’s investment in SANV and;

Fourthly, Cash and short term investments.

Brandywine Reinsurance Company (UK) Ltd.

The Balance Sheet will be prepared on a SAP basis as defined in the Agreement, modified where applicable as described in the notes below.

In particular and by way of explanation the following notes to Exhibit A-3 are provided:

1. December 31, 2003 Audited BRUK SAP

The starting point shall be the audited SAP balance sheet for BRUK as at December 31, 2003. The balance sheets shall be prepared in pounds sterling.

2. Milliman Adjustments And Unwinding Discount

The Gross Loss and Allocated Loss Adjustment Expense Reserves and corresponding reinsurance recoverable shall be adjusted to the Best Estimate levels as included in the Milliman Report, as defined in this Stock Purchase Agreement.

It should however be noted that the Milliman Report did not cover the provision for future legal costs associated in defending BRUK in relation to claims on insurance business written and hence there is no corresponding Milliman recommended amount in relation to these reserves. In this instance, BRUK should use its own provision for legal costs calculated in a manner consistent with its past practice.

Any existing discount on the reserves (both gross and unpaid reinsurance) should similarly be unwound.

To the extent applicable, the effect of taxation should be provided for (see also paragraph 6).

3. Movements January 1, 2004 to Closing Date

All balance sheet line items will be adjusted by actual cash receipts and payments made between January 1, 2004 and the Closing Date. In addition the following items will be re-valued in accordance with SAP to their values at the Closing Date:

Cash and short-term investments

Bonds

Accrued Investment Income

Other Invested Assets

Receivable for Securities

Common Stocks.

It should be noted that only adjustments in respect of cash receipts and payments and movements among balance sheet accounts in the ordinary course may be made to the Loss and Allocated Loss Adjustment Expense Reserves, Provision for Future Operating Costs (ULAE Reserves) and Reinsurance Recoverable on Unpaid Losses. No profit or loss on these items will be recognised as a result of any reserve developments or bad debts incurred in the period between January 1, 2004 and the Closing Date.

Finally, to the extent applicable, the effect of taxation should be provided for in respect of these movements (see also paragraph 6).

4. Bad Debt & Reserve Adjustments ceded to CIRC and Commute Net Aggregate Excess Retro to CIRC

The various commutations shall be shown in separate columns for each commutation. The commutations will occur with effect as of the Closing.

The balances to be commuted will be the applicable Loss And Allocated Loss Adjustment Expense Reserves, any Provision for Future Operating Costs (ULAE Reserves) and Reinsurance Recoverable on Unpaid Losses, after taking account of the Milliman Reserve Adjustments referred to in paragraph 2 above.

Any actual cash receipts or payments from January 1, 2004 to the effective date of the commutation will similarly be taken into consideration in arriving at the balances to be commuted.

Finally, the balances will be commuted with a cash amount equal to 77.5% of the net Reserves payable or Reinsurance Recoverable on unpaid losses.

Any balances due to or from Affiliates of Sellers on paid losses will be treated as part of the contemplated pre-Closing distribution to the Sellers or will otherwise be cleared on a dollar for dollar basis either on or before the Closing Date (i.e., such balances will NOT be discounted.)

To the extent applicable, the effect of taxation should be provided for in respect of these movements (see also paragraph 6).

5. Transfer of Reinsurance Recoverables on Paid Losses

All reinsurance recoverables related to losses paid prior to the Closing shall remain the sole property of Sellers or their Affiliates after the Closing and will be reflected as such for the purposes of calculating the Estimated Total Surplus and Closing

Total Surplus. Any such amounts collected by BRUK subsequent to the Closing Date will be passed through to the Sellers as and when collected.

6. Assets/Liabilities Assumed By Sellers

a.)	Certain assets and liabilities, notably inter-company balances will be assumed by the Sellers on or prior to the Closing Date with up to an equivalent net cash amount transferred to or from BRUK by the Sellers.

It is left to the Sellers to decide what combination of write-off of inter-company creditor balances and paid-in capital achieves the surplus requirements of BRUK as noted in paragraph 8 below.

To the extent applicable, the effect of taxation should be provided for in respect of these transactions.

b.)	Any net deferred tax asset remaining on the balance sheet will be transferred to the Sellers on or prior to the Closing and will not be taken into account in arriving at the Closing Surplus of BRUK. However, any net deferred tax liability remaining at the Closing on the balance sheet will be recognized in full in arriving at the Closing Surplus.

7. Discount and Adjust ULAE

The net undiscounted Loss and Allocated Loss Adjustment Expense Reserves will be discounted by 22.5%.

The ULAE provision will not be discounted for the time value of money and will be adjusted at Closing to the sterling equivalent of $16.0 million per the definition of BRUK ULAE included in the Agreement.

The Provision for Bad and Doubtful Debts in respect of Reinsurance Recoverable on Unpaid Losses will be taken to be the Milliman best estimate included in the Milliman Report, adjusted to take account of any commutations and then discounted by a maximum of 22.5%.

8. Special Asset

For the purposes of the Estimated Closing Balance Sheet of BRUK and for the calculation of the Estimated Closing Surplus of AARe, an asset referred to as the BRUK Special Asset shall be shown in the amount of the sterling equivalent of $2.0 million.

The BRUK Special Asset will not appear on the Closing Balance Sheet and will not be taken into account in the calculation of the Closing Total Surplus of BRUK.

9. Capital Paid in by Sellers

The total amount of the capital Paid in by the Sellers at the Closing will be such that together with the capital paid into BRUK by Purchaser of the sterling equivalent of $2.5 million and the write-off of part or all of the inter-company payables, BRUK will have a Closing Surplus of the sterling equivalent of $22.5 million.

Any distribution to Sellers from BRUK prior to the Closing will be transferred to the Sellers in the following order until the Surplus requirement described above is met:

Firstly, any remaining balances due to/from affiliates;

Secondly, any net deferred tax asset, to the extent admitted;

Thirdly, Common Stocks; and

Fourthly, Cash and short term investments.

Brandywine SA-NV

The Balance Sheet will be prepared on a SAP basis as defined in the Agreement, modified where applicable as described in the notes below.

In particular and by way of explanation the following notes to Exhibit A-4 are provided:

1. SANV SAP Basis December 31, 2003 as filed

The starting point shall be the SAP balance sheet for SANV as at December 31, 2003 as filed with the Banque Nationale de Belgique. The balance sheet shall be prepared in the local currency (Euros).

2. Adjust Reserves & Unwind discount

The Gross Loss and Allocated Loss Adjustment Expense Reserves and corresponding reinsurance recoverable shall be adjusted to the best estimate of Sellers’ internal actuarial assessment, using methodologies consistent with those employed by Milliman.

It should however be noted that SANV’s internal actuarial assessment does not cover the provision for future legal costs associated in defending SANV in relation to claims on insurance business written and hence there is no corresponding internal actuarial recommended amount in relation to these reserves. In this instance, SANV should use its own provision for legal costs calculated in a manner consistent with its past practice.

The effect of any existing discounting of reserves (on both gross and unpaid reinsurance) included in the December 2003 figures should be unwound.

To the extent applicable, the effect of taxation should be provided for (see also paragraph 5).

3. Movements January 1, 2004 to Closing Date

All balance sheet line items will be adjusted by actual cash receipts and payments made between January 1, 2004 and the Closing Date. In addition the following items will be re-valued in accordance with SAP to their values at the Closing Date:

Cash and short-term investments

Bonds

Accrued Investment Income

Other Invested Assets

Receivable for Securities

Common Stocks.

Only adjustments in respect of cash receipts and payments and movements among balance sheet accounts in the ordinary course may be made to the Loss and Allocated Loss Adjustment Expense Reserves, Provision for Future Operating Costs (ULAE Reserves) and Reinsurance Recoverable on Unpaid Losses. No profit or loss on these items will be recognised as a result of any reserve developments or bad debts incurred in the period between January 1, 2004 and the Closing Date.

To the extent applicable, the effect of taxation should be provided for in respect of these movements (see also paragraph 5).

4. Commute CIRC SA-NV NICO Feeder

This commutation shall be shown in separate column. Commutations will occur with effect as of the Closing.

The balances to be commuted will be the applicable Loss and Allocated Loss Adjustment Expense Reserves, any Provision for Future Operating Costs (ULAE Reserves) and Reinsurance Recoverable on Unpaid Losses.

Any actual cash receipts or payments from January 1, 2004 to the effective date of the commutation will similarly be taken into consideration in arriving at the balances to be commuted.

Any balances due to or from Affiliates of the Sellers on paid losses will be treated as part of the contemplated pre-Closing distribution to the Sellers or will otherwise be cleared on a dollar for dollar basis either on or before the Closing Date (i.e., such balances will NOT be discounted).

Finally, to the extent applicable, the effect of taxation should be provided for in respect of these movements (see also paragraph 5).

5. Assets/Liabilities Assumed By Sellers

a) Certain assets and liabilities will be assumed by the Sellers on or prior to the Closing Date with up to an equivalent net cash amount transferred to or from SANV by the Sellers.

To the extent applicable, the effect of taxation should be provided for in respect of these transactions.

b) Any net deferred tax asset remaining on the balance sheet will be transferred to the Sellers on or prior to the Closing and will not be taken into account in arriving at the Closing Surplus of SANV. However, any net deferred tax liability remaining at the Closing on the balance sheet will be recognized in full in arriving at the Closing Surplus.

6. Transfer of Reinsurance Recoverables on Paid Losses

All reinsurance recoverables related to losses paid prior to the Closing shall remain the sole property of Sellers or their Affiliates after the Closing and will be reflected as such for the purposes of calculating the Estimated Total Surplus and Closing Total Surplus. Any such amounts collected by SANV subsequent to the Closing Date will be passed through to the Sellers as and when collected

7. Bad debt and Reserve Adjustments

Internal reserve adjustments will be calculated on a basis consistent with that of the Milliman Report.

8. Discount and Adjust ULAE

The net undiscounted Loss and Allocated Loss Adjustment Expense Reserves will be discounted by 22.5%.

The ULAE provision will not be discounted for the time value of money and will be adjusted at Closing to the Euro equivalent of $5.0 million per the definition of SANV ULAE included in the Agreement.

The Provision for Bad and Doubtful Debts in respect of Reinsurance Recoverable on Unpaid Losses will be taken to be that calculated by SANV in accordance with its past practice, adjusted to take account of any commutations and then discounted by 22.5%.

9. Special Asset

For the purposes of the Estimated Closing Balance Sheet of SANV and for the calculation of the Estimated Closing Surplus of SANV, an asset referred to as the SANV Special Asset shall be shown in Euro equivalent amount of $0.5 million.

This SANV Special Asset will not appear on the Closing Balance Sheet and will not be taken into account in the calculation of the Closing Total Surplus of SANV.

10. Distribution to Sellers

The total amount of the distribution to the Sellers at the Closing will be such as to leave a Closing Surplus of the Euro equivalent of $5 million.

Assets are to be distributed to the Sellers in the following order:

Firstly, any remaining balances due to/from affiliates;

Secondly, any net deferred tax asset, to the extent admitted;

Thirdly, Common Stocks; and

Fourthly, Cash and short term investments.

Exhibit B

Methodology for calculating Reserves in respect of Acquired Liabilities

1. AARe:

Reserves for AARe (excluding provision for uncollectible reinsurance on unpaid losses) will be equal to the indicated total loss and allocated loss adjustment expenses reserve as calculated by Tillinghast for the Acquired Liabilities of AARe. The Acquired Liabilities of AARe will be determined pursuant to the Tillinghast Allocation Methodology.

2. BRUK:

Reserves for BRUK (excluding provision for uncollectible reinsurance on unpaid losses) will be equal to the dollar-equivalent best estimate of Milliman as specified in the Milliman Report, together with an appropriate allowance for legal expenses that BRUK incurs in relation to claims, disputes and litigation, which are specifically excluded by Milliman.

3. SANV:

Reserves for SANV (excluding provision for uncollectible reinsurance on unpaid losses) will be equal to the dollar-equivalent best estimate of Sellers’ internal actuaries, using methodologies consistent with those employed by Milliman, together with an appropriate allowance for legal expenses that SANV incurs in relation to claims, disputes and litigation, or other expense reserves, in each case, that are specifically excluded by Sellers’ internal actuarial evaluation.

Exhibit C

The Umpire

1. The Umpire shall be Tillinghast in respect of any matter in dispute concerning AARe or Milliman in respect of any matter in dispute concerning BRUK or SANV.

2. The Umpire shall act as an expert and not as an arbitrator.

3. The parties hereby agree and undertake that in relation to any dispute referred to the Umpire:

(a) the parties will each use all reasonable endeavors to co-operate with the Umpire in resolving such dispute, and for that purpose will provide to him all such information and documentation as he may reasonably require;

(b) the Umpire shall have the right to seek such professional assistance and advice as he may require in fulfilling his duties; and

(c) the fees of the Umpire (and any professional fees incurred by him) shall be borne as to half by the Purchaser and as to half by the Sellers, provided that if either party fails to pay its share of any such fee within seven days of the relative invoice being rendered to the parties or either of them, the other party shall be entitled to pay the full amount of the fee and thereupon to recover one half thereof from the first-mentioned party as a debt due and payable on demand.

4. The decision of the Umpire shall be final and binding on the parties except in the case of manifest error.